Exhibit 2.1
Execution Version

ASSET PURCHASE AGREEMENT
by and between
STEP ENERGY SERVICES (USA) LTD.,
STEP ENERGY SERVICES (LEASING) LLC,
STEP ENERGY SERVICES HOLDINGS LTD. AND
STEP NITROGEN INDUSTRIAL SERVICES (USA) LTD.,
as Sellers,
and
RANGER ENERGY SERVICES, INC.
as Buyer
Dated as of August 30, 2026

i

Section 10.13 Time of the Essence	90
Section 10.14 Sellers’ Agent	90

Exhibits

Exhibit A    Seller Parent Guaranty
Exhibit B    Transition Services Agreement Terms
Exhibit C    IP License

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of August 30, 2026, is entered into by and among STEP Energy Services (USA) Ltd., a Delaware corporation (“STEP USA”), STEP Energy Services (Leasing) LLC, a Delaware limited liability company (“STEP Affiliate 1”), STEP Energy Services Holdings Ltd., a Kansas corporation (“STEP Affiliate 2”), and STEP Nitrogen Industrial Services (USA) Ltd., a Delaware corporation (“STEP Affiliate 3”, and together with STEP USA, STEP Affiliate 1 and STEP Affiliate 2, collectively, “Sellers” and each individually a “Seller”), and Ranger Energy Services, Inc., a Delaware corporation (“Buyer”). Each Seller and Buyer is individually a “Party” and collectively, the “Parties.”
RECITALS
WHEREAS, Sellers are engaged in the business of providing coiled tubing, fluid and nitrogen pumping, and related well services (excluding fracturing services and improved oil recovery services) in the United States (the “Business”);
WHEREAS, the Purchased Assets are owned or held by Sellers as set forth on Section 2.01 of the Disclosure Schedules, which identifies, with respect to each Purchased Asset, the Seller that owns or holds such Purchased Asset immediately prior to the Closing;
WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all of the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and
WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, STEP Energy Services Ltd., an Alberta corporation (“Seller Parent”), is entering into a guaranty for the benefit of Buyer, a copy of which is attached hereto as Exhibit A (the “Seller Parent Guaranty”), pursuant to which Seller Parent has agreed to guarantee the payment and performance of the Guaranteed Obligations of each Seller hereunder.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounts Payable” has the meaning set forth in Section 2.04(j).
“Accounts Receivable” has the meaning set forth in Section 2.02(d).
“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person other than Buyer or any of its Affiliates relating to the direct or indirect sale, transfer, license, lease, disposition or acquisition, whether by asset sale, equity sale, merger, consolidation, business combination, joint venture or otherwise, of all or any material portion of the Business, the Purchased Assets or the equity interests of Seller.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means the Bill of Sale, Assignment and Assumption Agreement, the Assignment and Assumption of Lease (excluding any Assignment and Assumption of Lease for the Remediation Premises, which shall be delivered post-Closing in accordance with Section 6.20), the Assignment and Assumption of Vehicle Leases, the IP License, the Deeds, the Transition Services Agreement, the Seller Parent Guaranty, the Restrictive Covenant Agreements, the Limited Power of Attorney, any ancillary consents, landlord estoppels, and the other agreements, instruments and documents required to be delivered at the Closing.
“Announcement Date” means the date on which Buyer first publicly announces the execution of this Agreement or the transactions contemplated hereby.
“Assigned Contracts” has the meaning set forth in Section 2.01(c).
“Assigned Leases” has the meaning set forth in Section 2.01(h).
“Assigned Vehicle Leases” has the meaning set forth in Section 2.01(j).
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assignment and Assumption of Vehicle Leases” has the meaning set forth in Section 3.02(a)(vi).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Basket” has the meaning set forth in Section 8.04(a).
“Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement maintained, sponsored, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or the Business, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA and each bonus, incentive, deferred compensation, equity or equity-based, severance, retention, employment, consulting, change-in-control, paid time off, accrued leave, health, welfare, cafeteria, employee assistance, education or tuition assistance, fringe benefit and similar plan, program, policy, agreement or arrangement, whether or not subject to ERISA.
“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(i).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e).
“Buyer Future Acquiror” has the meaning set forth in Section 6.07(g).
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Canada Territory” has the meaning set forth in Section 6.07(f).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 3.01.
“Closing Cash Payment” means $22,500,000, payable by Buyer to Seller at Closing by wire transfer of immediately available funds.

“Closing Date” has the meaning set forth in Section 3.01.
“Closing String Footage” means the aggregate Usable Footage of the String Inventory as of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Coil Patent” means U.S. Patent No. 10920506B2 (and any continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions or foreign counterparts thereof), owned by Seller Parent.
“Coil+ Trade Secret” means the Trade Secret connector and process known as “Coil+”, together with all related know-how, data, specifications and documentation, owned by Seller Parent, which constitutes an Excluded Asset under Section 2.02(j).
“Confidential Information” means any confidential, proprietary or other non-public information, data and materials of any Seller, Seller Parent or any of their respective Affiliates or Representatives, in any form or medium, whether disclosed or conveyed in writing, orally, visually, electronically or otherwise, and whether or not marked, designated or identified as “confidential,” “proprietary” or the like, to the extent relating to the Business or the Purchased Assets, including: (a) Trade Secrets (other than the Coil+ Trade Secret, which constitutes Licensed Intellectual Property and is licensed to Buyer solely under the IP License), know-how, inventions, discoveries, improvements, formulas, processes, methods, designs, specifications, drawings, engineering and technical data, research and development information, testing and performance data, and other proprietary or technical information; (b) financial, accounting, pricing, cost, margin, budget, projection, forecast, operational, maintenance, safety, marketing, sales and other business information; (c) customer, client, supplier, vendor, distributor and prospect lists and information, bid, quotation and tender information, job and service records, and information concerning customer, supplier and other commercial relationships; (d) databases, manuals, procedures and other proprietary materials; (e) information regarding employees and other service providers of the Business, to the extent permitted by applicable Law; and (f) all other non-public, confidential or proprietary information relating to the Business or the Purchased Assets, including any such information disclosed or made available by or on behalf of any Seller, Seller Parent or any of their respective Affiliates or Representatives to Buyer or its Representatives in connection with the transactions contemplated by this Agreement, together with all notes, analyses, compilations, studies, summaries, reports and other materials that contain, reflect or are derived from any of the foregoing. Confidential Information does not include information that is or becomes generally available to the public, other than as a result of any act or omission of any Seller, Seller Parent, or any of their respective Affiliates or Representatives, or of a breach of the Confidentiality Agreement or confidentiality obligations set forth in Section 6.06 herein.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated effective as of May 12, 2026, between Buyer and Seller Parent.
“Consent” means any consent, approval, authorization, ratification, waiver, permit, license, exemption, clearance, order, novation, assignment, release, estoppel, subordination, non-disturbance or similar agreement or other action of or by any Person, and any notice, filing, declaration, registration or submission to any Person, in all cases, including any Governmental Authority, required, or reasonably requested by Buyer, in connection with (a) the execution, delivery or performance of this Agreement or any Ancillary Document, (b) the consummation of the transactions contemplated hereby or thereby, or (c) the assignment, transfer, conveyance, access, use, operation or enjoyment by Buyer or its Affiliates, following the Closing, of any Purchased Asset or other right necessary or useful for the conduct of the Business.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Copyrights” has the meaning set forth in the definition of Intellectual Property.
“Customer” has the meaning set forth in Section 6.07(a).
“Deed” has the meaning set forth in Section 3.02(a)(iv).
“Delivered Equity Shares” means the Equity Consideration Shares other than the Holdback Shares, which Delivered Equity Shares shall be issued to Seller in accordance with Section 2.05 and shall not be subject to the holdback restrictions set forth in Section 2.05(d), except for any restrictions arising under applicable securities Laws.
“De Minimis Threshold” has the meaning set forth in Section 8.04(a).
“Designated Key Employee” means the primary Key Employee identified by Buyer to Seller prior to the date hereof.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Effective Time” has the meaning set forth in Section 3.01.
“Employee List” has the meaning set forth in Section 4.20(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1963, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1947, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Consideration” means Buyer’s issuance to Seller, as partial consideration for the Purchased Assets, of the Equity Consideration Shares, consisting of (a) the Delivered Equity Shares and (b) the Holdback Shares.
“Equity Consideration Shares” means the number of shares of Ranger Common Stock equal to the quotient obtained by dividing (a) $5,000,000 by (b) the Equity VWAP, rounded down to the nearest whole share. Such number of shares shall be issued in accordance with Section 2.05. No fractional shares shall be issued.
“Equity VWAP” means the volume weighted average trading price per share of Ranger Common Stock on the New York Stock Exchange for the thirty consecutive Trading Day period ending on the last Trading Day prior to the Closing Date, as reported by Bloomberg L.P. under the function “VWAP”.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Seller or any of its parents or Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Exchange Act” has the meaning set forth in Section 5.09.
“Excluded Contracts” has the meaning set forth in Section 2.02(a).
“Excluded Leases” has the meaning set forth in Section 4.09(b).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Final Allocation” has the meaning set forth in Section 2.07(b).
“Fixed Asset Listing” means the fixed asset listing set forth on Section 1.01(a) of the Disclosure Schedules.
“Fixed Price Vendor Contract” has the meaning set forth in Section 4.06(a).
“Fraud” means, with respect to a Party, actual and intentional common law fraud with an intent to deceive with respect to any material statement in any representation or warranty set forth herein or in any Ancillary Document. Without limiting the foregoing, neither imputed nor constructive fraud shall constitute “Fraud” as used in this Agreement.
“Fundamental Representations” means, with respect to Seller, the representations and warranties in Section 4.01 (Organization and Authorization of Sellers), Section 4.02 (No Conflicts; Consents), Section 4.07 (Title to Purchased Assets), Section 4.21 (Taxes) and Section 4.22 (Brokers), and, with respect to Buyer, the representations and warranties in Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), Section 5.03 (No Conflicts; Consents), Section 5.04 (Brokers), Section 5.05 (Sufficiency of Funds; Authorization of Equity Consideration) and Section 5.06 (Valid Issuance of Equity Consideration Shares).
“Future Acquiror” has the meaning set forth in Section 6.07(a).
“General Cap” has the meaning set forth in Section 8.04(a).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guaranteed Obligations” means, collectively, (a) all Losses and other amounts payable by Seller to Buyer or any other Buyer Indemnitee based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Representation pursuant to Section 8.02(a), (ii) any breach or non-fulfillment of any covenant, agreement or obligation of Seller pursuant to Section 8.02(b), (iii) any Excluded Asset or Excluded Liability pursuant to Section 8.02(c), (iv) any Third-Party Claim pursuant to Section 8.02(d), or (iv) any willful breach, willful misconduct or intentional misrepresentation of Seller, and (b) the Guaranteed Performance Obligations; in each case subject to the limitations set forth in Section 8.04 and to the Guaranty Cap. The Guaranteed Obligations are the primary obligations of Seller, and recourse for the Guaranteed Obligations is as set forth in Section 8.06(d).
“Guaranteed Performance Obligations” means the due and punctual performance and observance by each Seller of all covenants, agreements and obligations of such Seller under this Agreement and the Ancillary Documents that are to be performed prior to, at or after the Closing, whether or not the failure to perform the same gives rise to a payment obligation.

“Guaranty Cap” means an amount equal to the Purchase Price, being the maximum aggregate amount payable by Seller Parent under the Seller Parent Guaranty.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.
“Holdback Amount” means $2,750,000, being the aggregate Holdback Share Value of the Holdback Shares issued and held back at Closing as security for the Holdback Obligations, as reduced from time to time by all amounts applied, set off or released in accordance with this Agreement. References in this Agreement to the “then-remaining Holdback Amount” mean, at any time, the aggregate Holdback Share Value of the Holdback Shares then remaining subject to holdback under Section 2.05(d).
“Holdback Blank Stock Power” has the meaning set forth in Section 2.05(d)(ii).
“Holdback Obligations” means, collectively, (a) all Losses and other amounts payable by Seller to Buyer or any other Buyer Indemnitee based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty of Seller (other than a Fundamental Representation) pursuant to Section 8.02(a), and (b) amounts owed by Seller for the String Shortfall Amount pursuant to Section 2.06(e). For clarity, “Holdback Obligations” excludes the Guaranteed Obligations.
“Holdback Release Date” means the later of (a) the date that is 180 days after the Closing Date, and (b) the date on which the Closing String Footage is finally determined in accordance with Section 2.06(d) and any String Shortfall Amount has been recovered or otherwise satisfied in accordance with this Agreement; provided, however, that Buyer may continue to reserve against and withhold from release (but not permanently cancel, forfeit, set off against or otherwise apply) that number of Holdback Shares reasonably sufficient to secure any unresolved Holdback Obligations asserted in a written notice delivered to Seller prior to the Holdback Release Date describing the claim in reasonable detail, including the factual basis therefor and a good-faith calculation of the amount claimed (each, a “Reserved Claim”).
“Holdback Share Value” means, with respect to any Holdback Share, the Equity VWAP, regardless of the market price of Ranger Common Stock at the time of any cancellation, forfeiture, return, setoff, deduction, reserve, release or other application of such share.

“Holdback Shares” means the number of Equity Consideration Shares having an aggregate Holdback Share Value equal to $2,750,000, being 55% of the Equity Consideration, rounded down to the nearest whole share, which shares shall be issued in book-entry form in the name of Seller or its permitted designee in accordance with Section 2.05 and held back as security for the Holdback Obligations in accordance with Section 2.05(d).
“Indebtedness” means, with respect to any Person, without duplication, all Liabilities of such Person: (a) for borrowed money, together with all principal, accrued and unpaid interest, premiums, prepayment or make-whole penalties, breakage costs and other fees, costs and expenses payable in connection with the repayment, prepayment or discharge thereof; (b) evidenced by any note, bond, debenture, mortgage, indenture, loan agreement or other instrument or debt security; (c) under any letter of credit, bankers’ acceptance, surety bond, performance bond or similar credit support instrument, to the extent drawn or called; (d) in respect of any capitalized lease, finance lease or purchase money obligation, or any conditional sale, title retention or sale-leaseback arrangement; (e) for the deferred purchase price of property, assets, businesses or services, including any earn-out, holdback, milestone, contingent or deferred payment obligation, seller note or non-competition payment, in each case valued at the maximum amount payable thereunder; (f) under any interest rate, currency or commodity swap, hedge, collar, cap or other derivative arrangement, valued at the net amount that would be payable upon early termination thereof; (g) under any off-balance sheet financing, synthetic lease, receivables factoring or securitization, supply-chain or vendor financing or similar arrangement; (h) for any accrued and unpaid dividends or distributions or for the redemption, repurchase or retirement of any Ownership Interests; (i) for any unfunded or underfunded pension, retirement or deferred compensation obligation, or any accrued and unpaid bonus, severance, retention, change-in-control, transaction or similar payment, together with the employer portion of any payroll or employment Taxes thereon; (j) for any deferred rent, deferred Taxes or Taxes required to have been paid but not paid, or any amount owing to any Related Party; and (k) in the nature of any guarantee, indemnity, keep-well, credit support, assurance against loss or other contingent obligation in respect of any of the foregoing of any other Person, and any Encumbrance on any of the Purchased Assets securing any of the foregoing. For the avoidance of doubt, Indebtedness excludes Accounts Payable, which are Excluded Liabilities retained by Seller and addressed under Section 2.04.
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Independent Expert” has the meaning set forth in Section 2.06(d)(ii).
“Independent Improvement” has the meaning set forth in Section 6.06(a)(v).
“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights, copyrightable works, and works of authorship, whether or not registrable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, standards, guides, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (e) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (f) all other intellectual or industrial property and proprietary rights.
“Intended Tax Treatment” has the meaning set forth in Section 2.07(a).
“Inventory” has the meaning set forth in Section 2.01(a).
“IP License” has the meaning set forth in Section 2.10.
“Key Employees” means those employees of the Business identified by Buyer in its sole discretion (but acting reasonably) by written notice to Seller not later than seven Business Days prior to the Closing Date.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the CEO, COO, CFO, VP Operations or VP Sales of any Seller, after due inquiry of their respective direct reports.
“Latest Trial Balance” has the meaning set forth in Section 4.03.
“Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“LDV Proceeds” has the meaning set forth in Section 6.21.

“Leased Real Property” has the meaning set forth in Section 4.10(b).
“Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Licensed Intellectual Property” means, collectively, the Coil Patent and the Coil+ Trade Secret, as set forth in Section 4.10(a) of the Disclosure Schedules.
“Limited Power of Attorney” has the meaning set forth in Section 3.02(a)(xi).
“Loss” or “Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; and “Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Buyer’s business, or (b) the ability of Buyer to consummate the transactions contemplated hereby on a timely basis; provided, however, that neither “Material Adverse Effect” nor “Buyer Material Adverse Effect” shall include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business (or Buyer’s business) operates, solely as applicable to each of them as to its definition; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other Party, solely as applicable to each of them as to its definition; (vi) any changes in applicable Laws or accounting rules; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv), (vi), (viii) and (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect or Buyer Material Adverse Effect, solely as applicable to each of them as to its definition, has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business (or Buyer’s business, as applicable) compared to other participants in the industries in which the Business (or Buyers business, as applicable) operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect or Buyer Material Adverse Effect has occurred).
“Material Customers” has the meaning set forth in Section 4.13.
“Outside Date” has the meaning set forth in Section 9.01(b).
“Owned Real Property” has the meaning set forth in Section 4.09(a).
“Ownership Interest” or “Ownership Interests” means, with respect to any Person, any shares of capital stock, membership interests, partnership interests or any other securities or equity or ownership interests of such Person.
“Party” or “Parties” has the meaning set forth in the preamble.
“Patents” has the meaning set forth in the definition of Intellectual Property.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.07.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Proposed Tax Allocation” has the meaning set forth in Section 2.07(b).

“Purchase Price” has the meaning set forth in Section 2.05.
“Purchase Price Cap” means an amount equal to the Purchase Price.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Ranger Common Stock” means the Class A common stock, par value $0.01 per share, of Buyer.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Related Party” means, with respect to Seller: (a) any Affiliate of Seller; (b) any director, officer, manager, employee, stockholder, member, partner or beneficial owner of Seller or any Affiliate of Seller; and (c) any immediate family member of any individual described in clause (b) or any entity in which any such individual or immediate family member has a material financial interest or serves as a director, officer, manager, general partner or trustee (or in a similar capacity).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Remediation Premises” has the meaning set forth in Section 6.20(a).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, advisors, counsel, accountants and other agents of such Person.
“Restricted Business” means the Business and any other businesses in which Seller was engaged prior to the Closing Date.
“Restricted Period” has the meaning set forth in Section 6.07(a).
“Restrictive Covenant Agreements” means the non-competition, non-solicitation and confidentiality agreements, in form and substance satisfactory to Buyer, executed by each hired Key Employee and effective at Closing.
“SEC” means the United States Securities and Exchange Commission.
“SEC Filings” has the meaning set forth in Section 5.09.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the preamble.
“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller Parent” has the meaning set forth in the recitals.
“Seller Parent Guaranty” has the meaning set forth in the recitals.
“Seller Review Period” has the meaning set forth in Section 2.07(b).
“Sellers” has the meaning set forth in the preamble.
“Service Quality Credit” has the meaning set forth in Section 6.22(b).
“Signing Date” means the date of this Agreement.
“Software” has the meaning set forth in the definition of Intellectual Property.
“Statement of Value” means the statement, dated May 19, 2026 and effective July 1, 2026, setting forth the insurable values attributed to each of the Purchased Assets, a copy of which is set forth on Section 1.01(b) of the Disclosure Schedules.
“STEP Affiliate 1” has the meaning set forth in the preamble.
“STEP Affiliate 2” has the meaning set forth in the preamble.
“STEP Affiliate 3” has the meaning set forth in the preamble.
“STEP USA” has the meaning set forth in the preamble.
“String Footage Target” means aggregate Usable Footage of the String Inventory equal to 12,500,000 feet.
“String Inventory” means the coil tubing strings listed on Section 2.06(b) of the Disclosure Schedules, which schedule also sets out the specifications applicable to such strings, together with any coil tubing strings that are the subject of open purchase orders as of the Closing.
“String Inventory Certificate” has the meaning set forth in Section 2.06(b).

“String Inventory Statement” has the meaning set forth in Section 2.06(c)(i).
“String Shortfall Amount” has the meaning set forth in Section 2.06(e)(i).
“Subject Contracts” has the meaning set forth in Section 4.06(a).
“Sublease” has the meaning set forth in Section 3.02(a)(vi).
“Tangible Personal Property” has the meaning set forth in Section 2.01(f).
“Tax Clearance Certificate” has the meaning set forth in Section 6.13.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, unclaimed property, escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Proceeding” means any audit, examination, contest, claim, litigation or other administrative or judicial proceeding with respect to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed, or required to be filed, with any Governmental Authority.
“Territory” means the United States (excluding the State of Alaska), including the States of North Dakota, Colorado and Texas and the Bakken, Powder River Basin, DJ Basin, Uinta-Piceance, SCOOP/STACK, Permian, Haynesville and Eagle Ford basins.
“Third-Party Claim” has the meaning set forth in Section 8.05(a).
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
“Trademarks” has the meaning set forth in the definition of Intellectual Property.
“Trading Day” means any day on which Ranger Common Stock is traded on the New York Stock Exchange or, if Ranger Common Stock is not then listed on the New York Stock Exchange, the principal securities exchange or trading market on which Ranger Common Stock is then traded.

“Transfer Agent” means Computershare, in its capacity as transfer agent and registrar for the Ranger Common Stock, or any successor transfer agent.
“Transfer Agent Letter” has the meaning set forth in Section 2.05(b).
“Transfer Taxes” has the meaning set forth in Section 6.12.
“Transition Services Agreement” means a transition services agreement to be entered into by Seller and Buyer at the Closing, on the terms substantially consistent with those set forth on Exhibit B.
“Trial Balances” has the meaning set forth in Section 4.03.
“Usable Footage” means, with respect to any coil tubing string, the estimated remaining usable feet of such string, determined as the total usable running feet of such string when new (calculated as the expected number of running feet per linear foot multiplied by the number of runs for which such string may be used in accordance with the past practice of the Business) less the usable running feet attributable to runs completed prior to the Closing, and the Usable Footage of a string shall be reduced below such amount only to the extent any portion of such string has been cut or removed or is damaged (including by operator/injector induced mechanical damage), has developed a leak, is subject to adverse wellbore conditions (such as metal to metal abrasion resulting in wall thinning, flow cut at flow cross), is subject to corrosion from wellbore fluids or fluid systems being pumped, or otherwise is not in usable condition (including from manufacturer defects). The Usable Footage of any coil tubing string deployed on a job in progress as of the Closing shall be determined on the basis of a good-faith estimate. Buyer acknowledges that Usable Footage is an estimate, and is not a guarantee as to the actual usable running footage or remaining life of the String Inventory (individually or in the aggregate), and that realized running footage or remaining life will vary significantly based on, inter alia, the various factors stated above used to calculate Usable Footage.
“Union” means any union, works council or other labor organization or employee association or representative.
“WARN List” has the meaning set forth in Section 4.20(e).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§ 2101 et seq., and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
Section 1.02Interpretation.
(a)The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b)The word “or” is not exclusive
(c)The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.
(d)References to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement.
(e)References to an agreement, contract, instrument or other document means such agreement, contract, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof.
(f)References to a Law means such Law as amended, supplemented or modified from time to time and in effect at any given time and includes any successor provisions thereto and any rules or regulations promulgated thereunder.
(g)References to “days” mean calendar days unless otherwise specified.
(h)References to “dollars” or “$” are to United States dollars.
(i)Any reference to “written” or “in writing” includes electronic mail but does not include text messages.
(j)References to any gender include all genders, and the singular includes the plural and vice versa.
(k)“Ordinary course of business” or similar references mean the ordinary course of business consistent with past practice.
(l)References to the “United States” include its territories.
(m)Whenever the words “made available,” “delivered” or “provided” are used in this Agreement, such words shall mean that the information or document referred to has been physically or electronically delivered to the relevant Party or posted to a virtual data room accessible by such Party at least two Business Days prior to the date hereof.
(n)This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(o)The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
(p)Each reference in this Agreement or any Ancillary Document to “Seller” shall be construed as a reference to each Seller, and each representation, warranty, covenant, agreement, obligation and indemnity of Seller or Sellers under this Agreement and each Ancillary Document is made and undertaken by Sellers jointly and severally, such that Buyer may proceed against any one or more Sellers for the full amount of any Loss or other amount payable hereunder without any obligation to proceed against, or to apportion any amount among, the other Sellers; provided, that the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.22 and Section 4.23 are made by each Seller (except as expressly noted above) severally as to itself and not jointly.
(q)Each deductible, threshold, cap, limitation and other limit on liability set forth in ARTICLE VIII applies in the aggregate to all Sellers collectively and not separately to each Seller.
ARTICLE II
PURCHASE AND SALE
Section 2.01Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any and all Encumbrances other than Permitted Encumbrances, all of such Seller’s right, title and interest in, to and under all of the following assets, properties and rights (collectively, the “Purchased Assets”):
(a)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, excluding the String Inventory (“Inventory”),
(b)the String Inventory;
(c)all Contracts set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);
(d)the IP License for the Licensed Intellectual Property;
(e)a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free right and license to use all Confidential Information, except for the Coil+ Trade Secret (which does not constitute Confidential Information and is instead licensed to Buyer as Licensed Intellectual Property under the IP License), in connection with the operation of the

Business following the Closing, together with copies of all documents, records, data and other materials embodying the same;
(f)all furniture, fixtures, equipment, machinery, tools, office equipment, supplies, computers, telephones and other tangible personal property located on Owned Real Property or Leased Real Property (the “Tangible Personal Property”);
(g)all Owned Real Property;
(h)all Leases set forth on Section 2.01(h) of the Disclosure Schedules (the “Assigned Leases”);
(i)all vehicles set forth on Section 2.01(i) of the Disclosure Schedules;
(j)the vehicle leases set forth on Section 2.01(j) of the Disclosure Schedules (the “Assigned Vehicle Leases”);
(k)all operating manuals, maintenance procedures, available maintenance history, and standard operating procedures for the vehicles and Inventory;
(l)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets; and
(m)all goodwill associated with any of the assets described in the foregoing clauses.
Section 2.02Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of Seller (collectively, the “Excluded Assets”), all of which shall be retained by Seller:
(a)all Contracts that are not Assigned Contracts, Assigned Leases or Assigned Vehicle Leases (the “Excluded Contracts”);
(b)all cash and cash equivalents;
(c)the Excluded Leases;
(d)all accounts receivable, notes receivable, billed and unbilled receivables, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(e)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(f)all insurance benefits, including rights and proceeds, accrued or arising from the Business on or prior to the Closing; provided that, if any Owned Real Property or other material Purchased Asset suffers damage, destruction or loss prior to Closing that is covered by insurance, Seller shall (i) assign to Buyer at Closing any insurance proceeds payable with respect to such damage, destruction or loss, and (ii) credit against the Purchase Price an amount equal to the applicable insurance deductible; provided that, if coverage for such damage, destruction or loss is denied or the insurance proceeds actually recoverable are insufficient to repair, restore or replace the affected Purchased Asset, Seller shall pay to Buyer the full cost of such repair, restoration or replacement, less any insurance proceeds assigned and deductible credited under clauses (i) and (ii), but only up to the value of such Purchased Asset specified on the Statement of Value; and provided further that Seller shall promptly notify Buyer of any such damage, destruction or loss and the Parties shall cooperate in good faith to determine the appropriate treatment thereof;
(g)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);
(h)all Benefit Plans and assets attributable thereto (including any and all trust agreements, other funding vehicles, and Contracts attributable thereto);
(i)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(j)Intellectual Property or rights thereto except the rights set forth in the IP License and the rights to use Confidential Information set forth in Section 2.01(e); and
(k)the assets, properties and rights specifically set forth in Section 2.02(k) of the Disclosure Schedules.
Section 2.03Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)all Liabilities relating to or arising out of the Purchased Assets, but only to the extent such Liabilities are required to be performed after the Closing Date, arise from post-Closing performance, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(b)all Liabilities relating to or arising out of the employment by Buyer of any employee of the Business hired by Buyer on or following the Closing Date; and
(c)those Liabilities under purchase orders issued by Seller and expressly set forth on Section 2.03(c) of the Disclosure Schedules, consisting of (i) purchase orders representing capital expenditures for which Buyer will receive the benefit after the Closing and (ii) open purchase orders for which work has not been completed or equipment has not been delivered as of the Closing, in each case only to the extent enumerated on such schedule and agreed by Buyer in writing prior to the Closing.
Section 2.04Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of Seller or any of its Affiliates or any other Liability that is not an Assumed Liability (collectively, the “Excluded Liabilities”):
(a)any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)any Liabilities for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(c)any Liabilities relating to or arising out of the Excluded Assets;
(d)any Liabilities relating to or arising out of the Excluded Leases, including the Permian facility lease except to the extent Buyer expressly agrees in the Transition Services Agreement to reimburse specified lease-maintenance costs during the term thereof;
(e)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(f)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty,

agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller prior to the Closing Date;
(g)any Liabilities of Seller or its ERISA Affiliates arising under or in connection with any Benefit Plan;
(h)except as set forth in Section 2.03(b), any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
(i)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller or Seller’s Affiliates;
(j)all accounts payable, notes payable, and billed and unbilled trade payables, and any obligation, liability or other duty related to any of the foregoing (“Accounts Payable”);
(k)any Liabilities of the Business for work performed, or equipment ordered and delivered, prior to the Closing, and, except to the extent expressly assumed pursuant to Section 2.03(c), any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by Customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business;
(l)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;
(m)any Liabilities under the Excluded Contracts or any other Contracts arising prior to the Closing Date or to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;
(n)any Liabilities in respect of Indebtedness of Seller or the Business; and

(o)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.
Section 2.05Purchase Price.
(a)The aggregate consideration for the Purchased Assets shall be $27,500,000 (the “Purchase Price”), consisting of (i) the Closing Cash Payment and (ii) the Equity Consideration, subject to the amounts applied, set off or released or the adjustments set forth in this Agreement.
(b)At the Closing, Buyer shall (i) pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, the Closing Cash Payment, and (ii) deliver to Seller a copy of an instruction letter to the Transfer Agent (the “Transfer Agent Letter”), duly executed by an authorized signatory of Buyer, directing that the Equity Consideration Shares be issued in book-entry form on the books of the Transfer Agent in the name of Seller or its permitted designee and bearing customary restrictive legends consistent with applicable securities Laws; no physical stock certificates representing the Equity Consideration Shares shall be issued unless otherwise determined by Buyer. The Holdback Shares shall be held back and subject to transfer restrictions, stop-transfer instructions, cancellation, forfeiture, return, setoff, deduction, reserve and release in accordance with Section 2.05(d). The issuance of the Equity Consideration Shares to Seller shall be evidenced by an account statement provided by the Transfer Agent within ten Business Days after the Closing Date reflecting the number of shares of Ranger Common Stock issued to, and registered in the name of, Seller. All Equity Consideration Shares will be issued to Seller in a private placement and acquired and held by Seller subject to compliance with all applicable securities Laws, including Rule 144 as to limitations on transfer and related holding periods.
(c)The Holdback Shares shall be Buyer’s sole source of recovery and sole recourse for the Holdback Obligations, and Seller’s aggregate liability for all Holdback Obligations shall not exceed the General Cap. Seller shall remain primarily liable for the Guaranteed Obligations, and the Seller Parent Guaranty shall constitute security for the Guaranteed Obligations to the extent Seller fails to pay or perform them when due, in each case subject to the limitations set forth in Section 8.04 and to the Guaranty Cap and without regard to, and without reduction for, the Holdback Amount.
(d)Holdback Mechanics.
(i)Until released to Seller in accordance with this Section 2.05(d), the Holdback Shares shall not be sold, transferred, hedged, pledged, assigned,

hypothecated or otherwise disposed of or made subject to any other Encumbrance by Seller.
(ii)At the Closing, Seller shall deliver to Buyer a stock power covering the Holdback Shares, duly executed by Seller in blank (the “Holdback Blank Stock Power”), to be held by Buyer and used solely to effect any cancellation, forfeiture, return, transfer, setoff, deduction or other application of the Holdback Shares pursuant to and in accordance with this Agreement. Buyer shall be entitled to complete the Holdback Blank Stock Power by inserting the name of the transferee, the number of Holdback Shares and the date, and to deliver the completed Holdback Blank Stock Power to the Transfer Agent, in each case without any further action by Seller.
(iii)Any Holdback Obligation that Buyer is entitled to recover from Seller pursuant to this Agreement shall be satisfied solely by cancelling, forfeiting, returning, setting off against, deducting from or otherwise applying that number of Holdback Shares having an aggregate Holdback Share Value equal to the amount of such recovery.
(iv)The release of any Holdback Shares to Seller shall be subject to Buyer’s continuing right to reserve against, withhold, cancel, forfeit, return, set off against, deduct from or otherwise apply Holdback Shares with respect to any unresolved Holdback Obligations.
(v)While the Holdback Shares remain subject to holdback, Seller shall be treated as the record owner of such Holdback Shares for corporate law purposes and shall be entitled to vote them and to receive any cash dividend or distribution paid on them, except that any dividend or distribution paid in Ranger Common Stock or other securities shall itself constitute Holdback Shares; provided, however, that Seller’s rights with respect to the Holdback Shares, including transfer rights and release rights, shall be subject in all respects to this Agreement. Buyer shall notify Seller in writing of each cancellation, forfeiture, return, setoff, deduction or other application of Holdback Shares, describing in reasonable detail the number of shares applied, the aggregate Holdback Share Value applied and the basis for the application, promptly and in any event within ten Business Days after it is effected, and Buyer shall maintain a running record of the Holdback Shares then remaining subject to holdback and the then-remaining Holdback Amount and provide it to Seller on reasonable request.
(vi)On the Holdback Release Date, Buyer shall cause the release to Seller of all Holdback Shares then remaining subject to holdback, if any, less that number of Holdback Shares having an aggregate Holdback Share Value equal to the aggregate amount of all Reserved Claims. Any Holdback Shares withheld after the Holdback Release Date with respect to a Reserved Claim shall be released to Seller promptly after final resolution of such Reserved Claim to the extent not applied in satisfaction thereof.
(vii)If, prior to the release of all Holdback Shares, Buyer consummates any merger, consolidation, sale of all or substantially all of its assets, liquidation, dissolution, share exchange or similar transaction pursuant to which holders of Ranger Common Stock are entitled to receive cash, securities or other property, then (i) any cash, securities or other property that Seller is entitled to receive in respect of the Holdback Shares shall be held back or substituted in place of such Holdback Shares and shall constitute Holdback Shares for all purposes of this Agreement, with equitable adjustment to the Holdback Share Value, and (ii) the transfer restrictions in this Agreement shall not restrict the exchange, tender, conversion or other disposition of any Equity Consideration Shares pursuant to such transaction, subject to compliance with applicable securities Laws.
(e)Securities Law Matters.
(i)The Equity Consideration Shares shall be issued in a transaction exempt from registration under the Securities Act and applicable state securities Laws and may constitute “restricted securities” under applicable federal securities Laws. Seller shall not sell, transfer or otherwise dispose of any Equity Consideration Shares except in compliance with this Agreement, the Securities Act and applicable state securities Laws. The Holdback Shares shall also be subject to the additional restrictions set forth in Section 2.05(d).
(ii)All Equity Consideration Shares shall bear, or be subject to, the following legend: "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT (A) PURSUANT TO EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A  TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LAWS. HEDGING TRANSACTIONS MAY NOT BE

CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”
(iii)In addition to the legend set forth in Section 2.05(e)(ii), the Holdback Shares shall bear, or be subject to, the following additional legend: “THESE SECURITIES ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER SET FORTH IN THE ASSET PURCHASE AGREEMENT, DATED AS OF AUGUST 30, 2026, BY AND AMONG STEP ENERGY SERVICES (USA) LTD., STEP ENERGY SERVICES (LEASING) LLC, STEP ENERGY SERVICES HOLDINGS LTD., STEP NITROGEN INDUSTRIAL SERVICES (USA) LTD. AND RANGER ENERGY SERVICES, INC. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED, DISTRIBUTED, DISPOSED OF OR OTHERWISE TRANSFERRED OR ENCUMBERED UNLESS AND UNTIL THE TERMS AND CONDITIONS SPECIFIED IN THE ASSET PURCHASE AGREEMENT HAVE BEEN SATISFIED IN FULL.”
(iv)Within 30 days after the Closing Date, at Buyer’s sole cost and expense, Buyer shall file a supplemental listing application with the New York Stock Exchange to list the Equity Consideration Shares for trading on the New York Stock Exchange once eligible. With respect to the Delivered Equity Shares, upon the later of (a) the expiration of any applicable holding period under Rule 144 under the Securities Act and any other applicable securities Laws, and (b) the satisfaction of all other conditions to the availability of Rule 144 under the Securities Act, Buyer agrees that, upon the written request of Seller and Buyer’s receipt from Seller of all appropriate documentation (including customary representation letters or legal opinions regarding Seller’s compliance with applicable rules and regulations at Seller’s sole cost and expense), as determined by Buyer and the Transfer Agent in their reasonable discretion or required by applicable Law or listing rules, Buyer shall promptly cause the applicable legends in the book-entry entries in respect of such Delivered Equity Shares to be removed. With respect to the Holdback Shares, the foregoing legend removal obligations shall apply upon the later of (x) the release of such Holdback Shares to Seller in accordance with Section 2.05(d), and (y) satisfaction of the conditions set forth in clauses (a) and (b) above with respect to such released Holdback Shares.
Section 2.06String Inventory Adjustment.
(a)No Working Capital Adjustment. The Parties acknowledge and agree that the Purchase Price is not subject to any adjustment based on the working capital of the

Business, and that no working capital target, statement, calculation or true-up shall apply to the transactions contemplated by this Agreement.
(b)Closing String Inventory Certificate. At the Closing, Seller shall deliver to Buyer a certificate, executed by an authorized officer of Seller, setting forth Seller’s good-faith estimate of the Closing String Footage, together with the quantity, records regarding use and storage, location of each coil tubing string comprising the String Inventory (the “String Inventory Certificate”).
(c)Post-Closing String Inventory Statement.
(i)Within 21 days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement setting forth Buyer’s calculation of the Closing String Footage and the String Shortfall Amount, if any, together with reasonable supporting detail (the “String Inventory Statement”).
(ii)Each Party shall afford the other Party and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the books, records and personnel in its possession or control that are reasonably required to prepare or review the String Inventory Statement, and shall cooperate in good faith for that purpose.
(d)Review; Disputes.
(i)Within 30 days after receipt of the String Inventory Statement, Seller may deliver to Buyer a written statement of objections setting forth in reasonable detail each disputed item, the amount in dispute and the good-faith basis for Seller’s objection. If Seller does not deliver a written statement of objections within such 30-day period, or if Seller earlier agrees to the String Inventory Statement in writing, the String Inventory Statement, and the Closing String Footage and the String Shortfall Amount, if any, set forth therein, shall be final, binding and conclusive upon the Parties as of the expiration of such 30-day period or, if earlier, the date of such written agreement, as applicable. If Seller timely delivers a written statement of objections, Buyer and Seller shall negotiate in good faith to resolve the disputed items.
(ii)If Buyer and Seller are unable to resolve all disputed items within 30 days after Buyer’s receipt of Seller’s written statement of objections, the unresolved disputed items shall be submitted to an independent inspection firm or other third-party expert mutually agreed by Buyer and Seller (the “Independent Expert”). The Independent Expert shall act as an expert and not as an arbitrator and shall resolve only the disputed items submitted to it. The

Independent Expert’s determination of the Closing String Footage and the String Shortfall Amount, if any, shall be final, binding and conclusive upon the Parties.
(iii)The fees and expenses of the Independent Expert shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. This Section 2.06(d)(iii) shall apply to any determination by the Independent Expert under this Section 2.06 or under any other provision of this Agreement that incorporates this Section 2.06(d)(iii).
(e)Purchase Price Decrease.
(i)If the Closing String Footage is less than the String Footage Target by more than 5% of the String Footage Target, then the Purchase Price shall be decreased dollar-for-dollar by an amount that is equal to the aggregate number of feet of such Usable Footage shortfall (and not solely the portion of such shortfall in excess of 5% of the String Footage Target) multiplied by $0.50 per foot (the “String Shortfall Amount”).
(ii)The String Shortfall Amount, as finally determined in accordance with Section 2.06(d), shall be satisfied solely by cancelling, forfeiting, returning, setting off against, deducting from or otherwise applying that number of Holdback Shares having an aggregate Holdback Share Value equal to such amount, and Buyer shall be entitled to effect such cancellation, forfeiture, return, setoff, deduction or other application without any further action by Seller, and Seller shall execute and deliver any customary acknowledgement, stock power, transfer instruction, issuer instruction or other instrument reasonably requested by Buyer to evidence or implement such adjustment. Seller’s maximum liability for any String Shortfall Amount is the General Cap, and the Holdback Shares shall be Buyer’s sole source of recovery and sole recourse in respect of any String Shortfall Amount.
(f)No Duplication. No item shall be included more than once in any adjustment pursuant to this Section 2.06. No item taken into account in determining the String Shortfall Amount under Section 2.06 shall also give rise to a separate Purchase Price adjustment, indemnification claim or other recovery under this Agreement unless such recovery is based on facts, circumstances or Losses not taken into account in determining the String Shortfall Amount.
(g)Tax Treatment. Any payment, cancellation, forfeiture, return, setoff, deduction, reserve, release or other adjustment made pursuant to this Section 2.06,

including any application of Holdback Shares, shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law, unless otherwise required by applicable Law.
Section 2.07Tax Treatment; Allocation of Purchase Price.
(a)Buyer and Seller agree that for U.S. federal income Tax purposes, the sale of the Purchased Assets shall be treated as a taxable purchase and sale of assets within the meaning of Section 1060 of the Code (the “Intended Tax Treatment”). Buyer and Seller agree to file all Tax Returns in a manner consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).
(b)Within 60 days after the date on which the Closing String Footage is finally determined in accordance with Section 2.06(d), Buyer shall deliver to Seller a proposed allocation of the Purchase Price and Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code and any analogous provisions of applicable Law (the “Proposed Tax Allocation”). Seller shall have 30 days following receipt of the Proposed Tax Allocation (the “Seller Review Period”) to propose any changes or indicate concurrence therewith, and Buyer shall consider any changes proposed by Seller in good faith. If Seller does not propose written changes to Buyer by the 30th day after receipt of the Proposed Tax Allocation, Buyer’s Proposed Tax Allocation shall be deemed approved by each Party (the “Final Allocation”). If Seller does not approve the Proposed Tax Allocation, the Parties shall work in good faith to resolve any disagreements, and, if they resolve all disputed matters, the Proposed Tax Allocation, as modified pursuant to such resolution, shall become the Final Allocation. If the Parties cannot reach agreement with respect to all disputed matters within 30 days after the close of the Seller Review Period, each Party may allocate the Purchase Price and Assumed Liabilities among the Purchased Assets on such Party’s IRS Form 8594 as such Party determines in good faith on the advice of its tax and accounting advisors. No Party or any of its Affiliates shall take any position inconsistent with the Intended Tax Treatment or, if the Parties agree to a Final Allocation, the Final Allocation on any Tax Return or any Tax Proceeding, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).
Section 2.08Withholding Tax. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement, including the Closing Cash Payment and the Equity Consideration Shares, such amounts as Buyer is required to deduct and withhold under any provision of applicable Tax Law. To the extent any amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or delivered to the Person in respect of whom such deduction and withholding was made. Buyer shall use commercially reasonable efforts to provide Seller with prior notice of any intended withholding (other than any withholding required pursuant to Section 1445 of the Code) and to cooperate with Seller in good faith to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent Buyer is required to deduct and withhold any amount in respect of the issuance or delivery of Equity Consideration Shares, Buyer may, at its election, (a) withhold and cancel a number of Equity Consideration Shares having an aggregate Holdback Share Value equal to the amount required to be withheld, or (b) require Seller to pay to Buyer in cash the amount required to be withheld prior to the issuance or delivery of such shares. Buyer shall not deduct or withhold any amount from the Closing Cash Payment or the Equity Consideration Shares if Seller delivers the certificate or IRS Form W-9 described in Section 7.02. Buyer shall use commercially reasonable efforts to notify Seller of any intended deduction or withholding at least five Business Days prior to the applicable payment or delivery and shall cooperate in good faith with Seller to reduce or eliminate any such deduction or withholding
Section 2.09Third-Party Consents; Interim Counterparty Outreach.
(a)To the extent that Seller’s rights under any Purchased Asset may not be assigned, transferred, conveyed, made available to, or used by Buyer without a Consent, this Agreement shall not constitute an agreement to assign, transfer or convey the same if an attempted assignment, transfer or conveyance without such Consent would constitute a breach thereof, be unlawful, or adversely affect Buyer’s rights thereunder.
(b)Seller shall, at Seller’s sole cost and expense, use reasonable best efforts to obtain, as promptly as practicable and in any event prior to the Closing, each Consent relating to the assignment, transfer, conveyance or post-Closing use by Buyer of any Purchased Asset or other right necessary or useful for the conduct of the Business after the Closing. Buyer shall use reasonable best efforts to cooperate with Seller in obtaining such assignments, transfers, conveyances or other consents, including timely provision of information reasonably requested by any counterparty. Notwithstanding the foregoing, the Parties acknowledge and agree that any Consents related to the assignment of the Leases of the Remediation Premises will occur following Closing and otherwise in accordance with the terms and conditions of Section 6.20. Buyer’s performance of its cooperation obligation under this Section 2.09(b) shall not be a condition to any obligation of Seller under this Agreement, and the failure to obtain any Consent shall not excuse Seller from consummating the Closing or give rise to any right of Seller to terminate this Agreement or to any claim against Buyer.

(c)Without limiting the foregoing, immediately following the Signing Date, Seller shall contact, in coordination with Buyer and using communication scripts, notices and other materials reasonably approved by Buyer, all third parties from whom a Consent is required or reasonably requested by Buyer in connection with the transactions contemplated by this Agreement. Seller shall diligently pursue each such Consent and shall keep Buyer reasonably informed on a current basis regarding the status of each such Consent, including by promptly providing Buyer copies of all written communications and summaries of all material oral communications with such Persons.
(d)Seller shall not make any communication to any third party regarding this Agreement, the transactions contemplated hereby, any requested Consent, any proposed assignment or any post-Closing transition arrangement except in coordination with Buyer and in a manner reasonably approved by Buyer. Seller shall give Buyer reasonable advance notice of, and a reasonable opportunity to participate in, any material meeting, call or other communication with any Person from whom a Consent is required or reasonably requested, and shall not agree to any amendment, concession, condition, payment obligation, waiver, limitation or other arrangement with any such Person in connection with any Consent without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed. Neither Party shall take, and shall cause its Affiliates and Representatives not to take, any action that would reasonably be expected to delay, impair, condition, restrict or prevent the receipt of any Consent. Notwithstanding the foregoing, with respect to the Remediation Premises, Seller shall have the right to communicate directly with landlords regarding the status of remediation activities under Section 6.20 (subject to entering into a non-disclosure agreement with the landlords before discussing anything related to this Agreement), and Seller shall keep Buyer reasonably informed of such communications.
(e)If any required Consent is not obtained prior to the Closing, Seller shall, to the maximum extent permitted by applicable Law and the applicable Contract, Lease, vehicle lease, Intellectual Property agreement, Permit or other Purchased Asset, cooperate with Buyer in any lawful and commercially reasonable arrangement requested by Buyer to provide Buyer the economic and operational benefits thereof after Closing, including by acting as Buyer’s agent, subcontractor or nominee, enforcing rights for Buyer’s benefit, providing access or use rights through the Transition Services Agreement, or otherwise implementing a back-to-back or pass-through arrangement. No such arrangement shall limit Buyer’s rights or remedies under this Agreement, including Buyer’s right to treat the failure to obtain any material Consent as a failure of a condition to Closing unless waived by Buyer in writing.
(f)Time is of the essence with respect to each Party’s obligations under this Section 2.09.

Section 2.10Intellectual Property License. At the Closing, Seller will deliver to Buyer a license agreement executed by Seller Parent that grants to Buyer, effective as of the Closing, a perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 2.10(b) below) license to the Licensed Intellectual Property, limited to use within the United States, on the terms set forth below and substantially in the form attached hereto as Exhibit C (the “IP License”):
(a)Buyer will have the exclusive right in the United States to use the Coil Patent and the Coil+ Trade Secret solely in connection with the operation of the Buyer’s business as conducted by Buyer following the Closing;
(b)Buyer may not transfer, assign or sublicense the IP License, in whole or in part, to any Person, other than to a wholly-owned Affiliate of Buyer or to any Person that acquires Buyer or that portion of Buyer’s business which utilizes the Licensed Intellectual Property, provided that any such permitted transfer, assignment or sublicense shall not relieve Buyer of any of its obligations under this Agreement with respect to the IP License;
(c)the IP License does not include any right to use the Coil Patent or the Coil+ Trade Secret outside of the United States, and Buyer shall not use, and shall not permit any of its Affiliates to use, the Licensed Intellectual Property outside of the United States;
(d)Buyer will have the exclusive right in the United States to use the Trademarks included in the Licensed Intellectual Property, subject to the limitations of Section 6.19 herein; and
(e)except for the IP License, Seller Parent retains all right, title and interest in and to all Intellectual Property, including the Coil Patent and the Coil+ Trade Secret, and no other rights are granted to Buyer by implication, estoppel or otherwise.
For clarity, the Coil+ Trade Secret constitutes Licensed Intellectual Property and an Excluded Asset and remains the property of Seller Parent, subject only to the IP License contemplated herein.
ARTICLE III
CLOSING AND DELIVERABLES
Section 3.01Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures at 9:00 a.m., Central Time, on September 10, 2026, or on such other date as Buyer may designate by not less than three

Business Days’ written notice to Seller, provided that no date so designated shall be later than the Outside Date, unless a later date is mutually agreed by Buyer and Seller in writing. The date on which the Closing actually occurs shall be referred to as the “Closing Date.” Buyer may publicly announce the execution of this Agreement and the transactions contemplated hereby on or after the Signing Date. Notwithstanding the actual time of the Closing, the Closing shall be deemed to be effective for all purposes as of 12:01 a.m. Central Time on the day immediately following the Closing Date (the “Effective Time”), unless otherwise agreed by Buyer and Seller in writing.
Section 3.02Closing Deliverables.
(a)At the Closing, Seller shall deliver to Buyer the following:
(i)a bill of sale, assignment and assumption agreement in form and substance satisfactory to Buyer (the “Bill of Sale, Assignment and Assumption Agreement”) and duly executed by each Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(ii)a license agreement in form and substance satisfactory to Buyer, Seller and Seller Parent, duly executed by the applicable parties, evidencing the IP License granted pursuant to Section 2.10;
(iii)the String Inventory Certificate required pursuant to Section 2.06(b), together with evidence reasonably satisfactory to Buyer that the String Inventory is present and available at Closing;
(iv)with respect to each parcel of Owned Real Property, a special warranty deed in form and substance acceptable to Buyer, acting reasonably (each, a “Deed”) and duly executed and notarized by Seller;
(v)with respect to each Assigned Lease, an Assignment and Assumption of Lease in form and substance mutually acceptable to Buyer and Seller, acting reasonably (each, an “Assignment and Assumption of Lease”) and duly executed by Seller, together with all required landlord Consents;
(vi)with respect to the Remediation Premises, a Sublease in form and substance mutually acceptable to Buyer and Seller, acting reasonably (each, a “Sublease”) and duly executed by Seller;
(vii)with respect to each Assigned Vehicle Lease, an assignment and assumption of vehicle lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Vehicle Leases”) and duly executed by Seller;

(viii)the statement of LDV Proceeds required pursuant to Section 6.21;
(ix)the Transition Services Agreement duly executed by Seller;
(x)the Holdback Blank Stock Power, together with all other stock powers, transfer instructions, issuer instructions and stop-transfer instructions, duly executed by Seller, reasonably requested by Buyer or the Transfer Agent to permit the cancellation, forfeiture, return, transfer, setoff, deduction, reserve, release or other application of the Holdback Shares in accordance with Section 2.05(d);
(xi)a limited power of attorney, in form and substance reasonably satisfactory to Buyer and duly executed and notarized by each Seller (the “Limited Power of Attorney”), authorizing Buyer and its designees to act on such Seller’s behalf, solely with respect to the Purchased Assets and the Business, for the purposes of transferring vehicle titles and registrations;
(xii)a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;
(xiii)assignments to Buyer or Buyer’s designated wholly-owned subsidiary of Seller’s Customer contracts and master services agreements identified in Section 3.02(a)(xiii) of the Disclosure Schedules, duly executed by the applicable Customer and enabling Buyer or Buyer’s designated wholly-owned subsidiary to perform work for that Customer or work under an agreed order (with Buyer or Buyer’s designated wholly-owned subsidiary only assuming liability and obligations to that Customer for operations conducted after Closing);
(xiv)a valid IRS Form W-9 or a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;
(xv)the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(j) and Section 7.02(k); and
(xvi)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(b)At the Closing, Buyer shall deliver to Seller the following:

(i)the Closing Cash Payment by wire transfer of immediately available funds to an account designated in writing by Seller;
(ii)a copy of the Transfer Agent Letter, duly executed by an authorized signatory of Buyer;
(iii)the Bill of Sale, Assignment and Assumption Agreement duly executed by Buyer;
(iv)an Assignment and Assumption of Lease with respect to each Assigned Lease, duly executed by Buyer;
(v)each Sublease; duly executed by Buyer;
(vi)an Assignment and Assumption of Vehicle Lease with respect to each Assigned Vehicle Lease, duly executed by Buyer;
(vii)the Transition Services Agreement duly executed by Buyer;
(viii)the Buyer Closing Certificate; and
(ix)the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof; provided, that the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.22 and Section 4.23 are made by each Seller severally as to itself and not jointly.
Section 4.01Organization and Authorization of Sellers. Each Seller is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Documents to which it is a party, and the performance of such Seller’s obligations hereunder and thereunder, have been duly and validly authorized by all necessary actions or proceedings on the part of such Seller. This Agreement and the Ancillary Documents to which each Seller is a party, when executed and delivered, will (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).
Section 4.02No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which such Seller is a party or by which such Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth on Section 4.02 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby.
Section 4.03Trial Balances. Seller has delivered to Buyer the trial balances of STEP USA as of December 31, 2025, March 31, 2026, and June 30, 2026 (collectively, the “Trial Balances”, and the trial balance as of June 30, 2026, the “Latest Trial Balance”). The Trial Balances (a) were derived from, and are consistent with, the books and records of STEP USA, (b) were prepared using accounting practices applied consistently across the periods they cover, and (c) fairly present, in all material respects, the account balances of STEP USA as of their respective dates. STEP USA maintains the books and records from which the Trial Balances were prepared consistent with its past practice. The Trial Balances have not been individually audited, do not include notes or statements of income, stockholders’ equity or cash flows, and cover all of STEP USA’s accounts, including accounts relating to Excluded Assets and Excluded Liabilities.
Section 4.04Undisclosed Liabilities. Seller has no Liabilities with respect to the Business that constitute Assumed Liabilities or that are or would reasonably be expected to become an Encumbrance on any Purchased Asset or a Liability of Buyer, except (a) those which are adequately reflected or reserved against in the Latest Trial Balance, and (b) those which have been incurred in the ordinary course of business consistent with past practice since June 30, 2026 and which are not, individually or in the aggregate, material in amount.
Section 4.05Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.05 of the Disclosure Schedules, since March 31, 2026 the Business has been conducted in the ordinary course of business consistent with past practice, and there has not been any:
(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)material change in policies, practices and procedures with respect to inventory control;
(c)entry into any Contract that would constitute a Subject Contract;
(d)transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Latest Trial Balance, except for the sale of Inventory and use of String Inventory in the ordinary course of business;
(e)cancellation, amendment, termination or waiver of any rights constituting Purchased Assets;
(f)transfer or assignment of or grant of any license or sublicense under or with respect to any Licensed Intellectual Property;
(g)failure to take or maintain reasonable measures to protect the confidentiality or value of the Coil+ Trade Secret;
(h)failure to repair or replace (as appropriate) any material damage, destruction or loss of any Purchased Assets, whether or not covered by insurance, other than any resulting from reasonable wear and tear in the Ordinary course of business;
(i)acceleration, termination, material modification to or cancellation of any Assigned Contract;
(j)imposition of any Encumbrance upon any of the Purchased Assets;
(k)grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of Seller, other than as provided for in any written agreements or required by applicable Law, (ii) hire or change in the terms of employment for any employee of Seller or any termination of any employee of Seller for which the aggregate costs and expenses exceed $150,000, (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Seller, or waive or release any non-competition, non-solicitation, nondisclosure or other restrictive covenant obligation of any employee or other individual service provider of Seller, in each case, to the extent relating to the Business and for which Buyer may be obligated to perform or assume any Liability following the Closing;
(l)entry into, adoption, modification or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral, and in each case for which Buyer may be obligated to perform or assume any Liability following the Closing;
(m)recognition or certification of any Union as the bargaining representative for any employee of Seller;
(n)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business, in each case, to the extent constituting a Purchased Asset or an Assumed Liability or otherwise for which Buyer may be obligated to perform following the Closing; or
(o)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law.
Section 4.06Contracts.
(a)Section 4.06(a) of the Disclosure Schedules sets forth a true and complete list of: (i) each vendor or supplier of Seller with respect to the Business from whom Seller has purchased goods or services, and to whom Seller has paid or become obligated to pay aggregate consideration in excess of $1,000,000, during the 12-month period ending on the date hereof; and (ii) each Contract between Seller and a vendor or supplier of Seller with respect to the Business pursuant to which such vendor or supplier has agreed to fixed pricing for any period of time (each, a “Fixed Price Vendor Contract”). Seller has made available to Buyer true and complete copies of each Fixed Price Vendor Contract, including all amendments, modifications and supplements thereto.

(b)Section 2.01(c) of the Disclosure Schedules sets forth a true and complete list of the Assigned Contracts, and Section 2.01(j) of the Disclosure Schedules sets forth a true and complete list of the Assigned Vehicle Leases (the Assigned Contracts and the Assigned Vehicle Leases, collectively, the “Subject Contracts”). Seller has made available to Buyer copies of each Subject Contract that are complete and correct in all material respects, including all material modifications, amendments and supplements thereto and waivers thereunder.
(c)Each Subject Contract is in full force and effect and is a valid and binding obligation of the applicable Seller and, to the Knowledge of Seller, of each other party thereto, enforceable in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
(d)Seller is not in breach of or default under any Subject Contract in any material respect and, to the Knowledge of Seller, no other party to any Subject Contract is in breach of or default under such Subject Contract in any material respect. Seller has not received any notice of any intention to terminate, or of any material breach of or default under, any Subject Contract that remains outstanding and unresolved as of the date hereof. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Subject Contract.
Section 4.07Title to Purchased Assets. Each Seller has good and valid title to, or a valid leasehold interest in, each Purchased Asset identified as owned or held by such Seller on Section 2.01 of the Disclosure Schedules, and Sellers collectively have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. Section 2.01 of the Disclosure Schedules identifies, with respect to each Purchased Asset, the Seller that owns or holds such Purchased Asset. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively, “Permitted Encumbrances”):
(a)those items expressly set forth in Section 4.07(a) of the Disclosure Schedules;
(b)liens for Taxes not yet due and payable; and
(c)recorded easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that are set forth in Section 4.07(a) of the Disclosure Schedules and not objected to by Buyer in writing prior to Closing on the ground that such item materially impairs the ownership, use, operation or value of the affected Real Property, and which are not, individually or in the aggregate, material to the Business or the Purchased Assets, do not prohibit or interfere with the current operation of any Real Property, do not render title to any Real Property defeasible, and do not materially adversely affect the value, use or development of any Real Property.
For the avoidance of doubt, and except only for liens for Taxes not yet due and payable under clause (b), and for any easements, rights of way, restrictions or other Encumbrances shown on the title commitment or survey that satisfy the criteria in clause (c), no Encumbrance shall constitute a Permitted Encumbrance unless it is expressly set forth in Section 4.07(a) of the Disclosure Schedules.
Section 4.08Completeness of Purchased Assets. Except as set forth in Section 4.08 of the Disclosure Schedules, since July 31, 2026, Seller has not failed to include, as a Purchased Asset, any asset used or held for use in the conduct of the Business as conducted since such date, other than any changes reflected in the Fixed Asset Listing. Seller has made available to Buyer a true and complete copy of the Fixed Asset Listing, together with all revisions thereto.
Section 4.09Real Property.
(a)Section 4.09(a) of the Disclosure Schedules sets forth each parcel of real property owned by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address, legal description, tax parcel identification number, location and use. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, title commitments, opinions, abstracts, surveys, certificates of occupancy and other governmental approvals in the possession or control of Seller or any of its Affiliates with respect to such parcel. To Seller’s Knowledge, all improvements located on the Owned Real Property were constructed in substantial compliance with all applicable permits and Laws, and all certificates of occupancy and other governmental approvals required for the current use and occupancy thereof have been issued and remain in full force and effect. With respect to each parcel of Owned Real Property:
(i)Seller has good and valid fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances;
(ii)Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and there are no oral agreements, informal arrangements, licenses or other understandings permitting any Person to use or occupy such Owned Real Property or any portion thereof, except for any leases, licenses or occupancy arrangements disclosed in Section 4.07(a) of the Disclosure Schedules; and

(iii)To Seller’s Knowledge, other than this Agreement, there are no unrecorded outstanding options, rights of first offer, rights of first refusal, purchase agreements, contracts for sale, memoranda of lease or other instruments or agreements (whether written or oral) that could affect or cloud title to, or create any third-party claim with respect to, such Owned Real Property or any portion thereof or interest therein.
(b)Section 4.09(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted in connection with which Buyer has agreed to accept an assignment or assumption (collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”), together with the expiration date, any renewal options, current monthly rent and security deposit for each Lease; provided that, notwithstanding any other provision of this Agreement, the Remediation Premises shall be governed by Section 6.20 and shall not constitute Leased Real Property or Assigned Leases until assigned to Buyer in accordance with Section 6.20. The real property leased by Seller that is not expressly identified as Leased Real Property in Section 4.09(b) of the Disclosure Schedules is excluded from this Agreement and the definition of the Leases (the “Excluded Leases”), and shall be retained by Seller. For clarity, the Permian facility lease in Midland, Texas shall be an Excluded Lease. Seller has made available to Buyer a true and complete copy of each Lease and Excluded Lease relevant to either the Transition Services Agreement or any Assignment and Assumption of Lease. With respect to each Lease:
(i)such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;
(iii)Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof, except for the Subleases contemplated by this Agreement;
(v)Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property; and
(vi)no landlord holds any security deposit or letter of credit under any Lease that will not be transferred to Buyer or credited against the Purchase Price at Closing, and all prepaid rent and other amounts shall be prorated as of the Closing Date.
(c)Except as would not be material to the Business, Seller has not received any written notice of (i) violations of building codes, zoning ordinances, accessibility requirements (including the Americans with Disabilities Act), and other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. To Seller’s Knowledge, no portion of any Owned Real Property is located within a flood hazard area or wetland, and no Real Property is subject to any environmental use restriction or deed restriction that would materially limit or impair its current use. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty that has not been repaired.
(d)To Seller’s Knowledge, all utilities (including water, sewer, electricity, natural gas and telecommunications) are adequate and available to serve each parcel of Real Property without material interruption and at commercially reasonable rates.
Section 4.10Intellectual Property.
(a)Section 4.10(a) of the Disclosure Schedules contains a correct, current and complete list of all material Intellectual Property included in the Licensed Intellectual Property. Other than the rights to the Licensed Intellectual Property set out in the IP License, Seller does not convey any Intellectual Property to Buyer under this Agreement.
(b)Except as set forth in Section 4.10(b) of the Disclosure Schedules, Seller or Seller Parent is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Licensed Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances, and has the right to grant the IP License.

(c)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to use any Licensed Intellectual Property in the conduct of the Business as currently conducted. Immediately following the Closing, all Licensed Intellectual Property will be available for use by Buyer on the terms set out in the IP License.
(d)Seller has taken all commercially reasonable steps to maintain, protect and preserve the confidentiality of the Coil+ Trade Secret including by requiring all non-employee Persons having access thereto to execute binding, written non-disclosure agreements, and no such Trade Secret has been disclosed to any Person other than pursuant to such an agreement. To Seller’s Knowledge, there has been no unauthorized use, disclosure or misappropriation of the Coil+ Trade Secret.
(e)To Seller’s Knowledge, the Licensed Intellectual Property and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person.
(f)There are no Actions, whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller as a result of the Licensed Intellectual Property; (ii) challenging the ownership of, or Seller’s right to use, any of the Licensed Intellectual Property. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Licensed Intellectual Property.
Section 4.11Inventory. All Inventory is owned by Seller free and clear of all Encumbrances and transferable to Buyer as contemplated by this Agreement, and no Inventory is held on a consignment basis. Seller has made available to Buyer a list of all material spare parts, components and consumables included in the Inventory.
Section 4.12String Inventory. All String Inventory is owned by Seller free and clear of all Encumbrances and transferable to Buyer as contemplated by this Agreement, and no String Inventory is held on a consignment basis. Without limiting the foregoing, (a) the String Inventory set forth in Section 2.06(b) of the Disclosure Schedules contains an accurate list of the coil tubing string as of the date hereof; (b) the String Inventory has been maintained and stored in all material respects consistent with the past practice of the Business; (c) to the Knowledge of Seller, all “active” coil tubing strings (meaning those eleven located on a reel trailer as of the Closing Date) are in good working order in all material respects (except for reasonable wear and tear from the ordinary use thereof); and (d) Seller has not failed to disclose to Buyer any material defect, damage, failure or other condition affecting any active coil tubing strings that is Known to Seller.
Section 4.13Material Customers. Section 4.13 of the Disclosure Schedules sets forth the five customers of the Business that have paid the greatest aggregate consideration to Seller for goods or services rendered during the 12-month period ending on the date hereof (the “Material Customers”). Except as otherwise disclosed in Section 4.13 of the Disclosure Schedules, Seller has not received any written notice that any Material Customer has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business or terminate any Assigned Contract. For clarity, Seller does not warrant that any Material Customer will continue to purchase goods or services after the Closing, only that it has not received written notice of any intent to cease after the Closing (except as otherwise disclosed in Section 4.13 of the Disclosure Schedules).
Section 4.14Insurance. Section 4.14 of the Disclosure Schedules sets forth, with respect to the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2023 under the current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”). Except as set out in Section 4.14 of the Disclosure Schedules, there are no claims related to the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All the Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business. Buyer acknowledges that no Insurance Policy will be transferred to Buyer at the Closing and that, from and after the Closing, Buyer shall be solely responsible for obtaining and maintaining insurance covering the Purchased Assets, its business and the Assumed Liabilities.
Section 4.15Legal Proceedings; Governmental Orders.
(a)There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.
Section 4.16Related Party Transactions. No Related Party has, directly or indirectly, any ownership, participation, royalty or other interest in, or is a party to, any Contract or other arrangement with Seller or any of its Affiliates relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, other than employment Contracts entered into in the ordinary course of business.
Section 4.17Compliance With Laws; Permits.
(a)Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect at least to the Closing Date. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit required to conduct the Business up to the Closing Date. Seller has complied and is now complying with all such Permits.
Section 4.18Environmental Matters.
(a)The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets in the prior three years, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)None of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS or SEMS) under CERCLA, or any similar state list.

(c)Except as set forth on Section 4.18(c) of the Disclosure Schedules, Seller has not, nor to Seller’s Knowledge has any other Person, Released Hazardous Materials at, to, on or under the Real Property in material quantities.
(d)Section 4.18(d) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or, to Seller’s Knowledge, underground storage tanks, if any, at the Real Property.
(e)To the Knowledge of Seller, Seller has not received any Environmental Notice regarding potential liabilities with respect to any off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.
(f)Seller has provided or otherwise made available to Buyer and listed in Section 4.18(f) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Owned Real Property, or the Leases which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) to Seller’s Knowledge, any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
Section 4.19Employee Benefit Matters.
(a)Buyer is not assuming, and shall not be deemed to assume, sponsor, maintain, contribute to, participate in, or become liable with respect to, any Benefit Plan.
(b)Seller shall retain and be solely responsible for all liabilities and obligations arising under or relating to any such Benefit Plan, whether arising before, on, or after the Closing Date, including all liabilities relating to current or former employees, officers, directors, consultants, independent contractors, retirees, or other service providers of Seller or any of its ERISA Affiliates.
(c)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in: any liability to Buyer or any of its ERISA Affiliates under or with respect to any Benefit Plan or (ii) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” with respect to any “disqualified individual” as defined in Section 280G of the Code.

(d)Each Benefit Plan applicable to employees of the Business has been established, maintained, operated, funded and administered in compliance in all material respects with the terms of such Benefit Plan and complies in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.
(e)Seller has no current or contingent liabilities, in each case in connection with the Business, relating to (i) any “defined benefit plan” (as such term is defined under Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 210 of ERISA), or (iv) a “multiple employer welfare arrangement” (as such term is defined under Section 3(40) of ERISA).
(f)Seller has no material liability (whether or not assessed) for Taxes or penalties under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code, in each case, in connection with the Business.
Section 4.20Employment Matters.
(a)Seller has provided Buyer a true and complete list, as of the date hereof, of all employees of Seller whose job duties primarily involve providing services with respect to the Business or the Purchased Assets, and sets forth for each such individual the following: (A) name or employee identification number; (B) title or position; (C) hire or seniority date (if different); (D) current annual base salary or hourly wage rate, as applicable; (E) target commission, bonus or other incentive-based compensation (if applicable); (F) status (either active or on leave, including the type of leave, if applicable); and (G) primary job location (collectively, the “Employee List”).
(b) Seller is not a party to, bound by, or currently negotiating any collective bargaining agreement or other contract with any Union, and no Union represents or, to Seller’s Knowledge, is seeking to represent any employee. There are no, and in the past three years there have not been any, actual or, to Seller’s Knowledge, threatened labor strikes, work stoppages, slowdowns, picketing, handbilling, unfair labor practice charges or complaints, labor arbitrations, material labor grievances, or lawsuits or administrative proceedings relating to labor matters against or affecting Seller or any union organizing activities involving any current or former employee of Seller.
(c)Seller is, and during the past three years has been, in compliance in all material respects with all applicable Laws relating to the employment of the employees of the Business, including Laws relating to wages, hours, overtime, employee classification, independent contractor classification, discrimination, harassment, retaliation, leaves of absence, disability accommodation, immigration, workers’

compensation, unemployment compensation, occupational safety and health, and employment termination. There is no pending or, to Seller’s Knowledge, threatened claim, charge, complaint, investigation, audit, grievance, arbitration, or other proceeding relating to any current or former employee, consultant, or independent contractor of Seller.
(d)Seller has not implemented any “plant closing” or “mass layoff” (each as defined under the WARN Act) in the last three years, nor does Seller have any Liability under the WARN Act.
(e)Section 4.20(e) of the Disclosure Schedules sets forth a true, correct and complete list of each employee of Seller who has experienced an “employment loss” (as defined in the WARN Act) in the last ninety (90) days, including their job title, termination date and work location (the “WARN List”).
(f)There is no pending or, to Seller’s Knowledge, threatened harassment, discrimination or retaliation allegation or claim against any current or former employee of Seller involved in the Business.
Section 4.21Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:
(a)All Tax Returns with respect to the Business filed or required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller with respect to the Business or the Purchased Assets (whether or not shown on any Tax Return), and all other Taxes of Seller the non-payment of which would reasonably be expected to result in an Encumbrance on any Purchased Asset or a Liability of Buyer, have been, or will be, timely paid.
(b)There are no Encumbrances for Taxes upon any of the Purchased Assets, there is no action or unresolved claim for assessment or collection, pending or threatened by the United States or any other taxing authority, for the assessment or collection of any Taxes, nor are there any (or is any taxing authority in the process of imposing any) Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(c)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(d)Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party, in all cases with respect to the Purchased Assets or the Business.
(e)Except as set forth in Section 4.21(e) of the Disclosure Schedules, Seller has not received a formal written claim by a taxing authority in a jurisdiction in which Seller does not file Tax Returns that it is subject to taxation by that jurisdiction, in each case with respect to the Purchased Assets or the Business.
Section 4.22Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.
Section 4.23Investment Representations.
(a)Each Seller is acquiring the Equity Consideration Shares solely for its own account, for investment purposes only, and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Laws. Each Seller acknowledges that the Equity Consideration Shares have not been registered under the Securities Act or any applicable state securities Laws and may not be offered, sold, pledged, transferred or otherwise disposed of except pursuant to an effective registration statement or an exemption from registration under the Securities Act and applicable state securities Laws.
(b)Each Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of accepting the Equity Consideration Shares as partial consideration for the Purchased Assets. Each Seller has had an opportunity to ask questions of, and receive answers from, Buyer concerning Buyer, Ranger Common Stock and the Equity Consideration Shares, and has obtained such additional information as such Seller has deemed necessary to make an informed investment decision with respect thereto.
(c)No Seller, nor any Person that would be deemed a beneficial owner of the Equity Consideration Shares for purposes of Rule 506(d) under the Securities Act, is subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i) through (viii) under the Securities Act. Each Seller acknowledges that the Equity Consideration Shares will be subject to applicable restrictions under the Securities Act and applicable state securities Laws, and that the Holdback Shares will be held back at Closing and may be cancelled, forfeited, returned, set off against, deducted from, reserved against or otherwise applied in satisfaction of the Holdback Obligations as provided in this Agreement, in each case valued at the Holdback Share Value.
(d)For purposes of Section 5.06, each Seller understands and acknowledges that Buyer is relying upon the representations, warranties and acknowledgments set forth in this Section 4.23 in determining the availability of an exemption from the registration requirements of the Securities Act and applicable state securities Laws for the issuance of the Equity Consideration Shares.
Section 4.24Solvency. Seller is, and immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Documents will be, solvent, in that (a) the fair saleable value of Seller’s assets exceeds the amount of Seller’s Liabilities (valued at the amount reasonably expected to become an actual or matured Liability); (b) Seller is able to pay its debts and other Liabilities as they become due in the ordinary course of business; and (c) Seller does not have unreasonably small capital with which to conduct its remaining business. Seller is not entering into this Agreement or the transactions contemplated hereby with the intent to hinder, delay or defraud any present or future creditor of Seller and has no intention of commencing or consenting to any bankruptcy, insolvency, receivership, reorganization, liquidation, dissolution, assignment for the benefit of creditors or similar Action, and no such Action is pending or, to Seller’s Knowledge, threatened against Seller or Seller Parent. The transactions contemplated hereby do not constitute a fraudulent transfer, fraudulent conveyance or voidable transaction under the Texas Uniform Fraudulent Transfer Act or any other applicable Law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.
Section 5.02Authority of Buyer. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Ancillary Documents to which it is a party, and the performance of Buyer’s obligations hereunder and thereunder, have been duly and validly authorized by all necessary actions or proceedings on the part of Buyer. This Agreement and the Ancillary Documents to which Buyer is a party, when executed and delivered, will (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).
Section 5.03No Conflicts; Consents. Except as set forth in Section 5.03 of the Disclosure Schedules, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person. No consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby.
Section 5.04Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.
Section 5.05Sufficiency of Funds; Authorization of Equity Consideration. Buyer has sufficient cash on hand or other sources of immediately available funds, and has taken or will take all corporate action required to authorize the issuance of the Equity Consideration Shares, to enable Buyer to make payment of the Closing Cash Payment, deliver the Transfer Agent Letter and cause the Equity Consideration Shares to be issued in accordance with Section 2.05, and consummate the transactions contemplated by this Agreement.
Section 5.06Valid Issuance of Equity Consideration Shares. When issued in accordance with this Agreement, the Equity Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable, and will be issued free and clear of all Encumbrances created by Buyer, other than restrictions arising under applicable securities Laws and this Agreement. Assuming the accuracy of the representations and warranties made by Sellers in Section 4.23 as of the Closing Date, the issuance of the Equity Consideration Shares to Sellers pursuant to this Agreement is exempt from the registration requirements of the Securities Act and any applicable state securities Laws.
Section 5.07Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
Section 5.08Buyer’s Independent Investigation. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV, THE TANGIBLE PERSONAL PROPERTY, REAL PROPERTY AND OTHER TANGIBLE PURCHASED ASSETS ARE SOLD AND CONVEYED “AS IS, WHERE IS,” WITH ALL FAULTS THAT MAY EXIST AS OF THE CLOSING, AND WITH ANY AND ALL LATENT AND PATENT DEFECTS, WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY SELLER OF ANY NATURE AS TO THEIR CONDITION, QUALITY, MAINTENANCE OR REPAIR, INCLUDING NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY DISCLAIMED. In connection its investigation, Buyer also received from Seller certain estimates, projections and other forecasts and plans, which Buyer acknowledges are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from such estimates, projections, forecasts and plans. Buyer further acknowledges that Buyer is familiar with such risks and uncertainties associated in attempting to make such estimates, projections, other forecasts and plans with respect to businesses such as those the Purchased Assets are used for, and Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, other forecasts and plans), and hereby waives, on behalf of itself and its Affiliates, all claims against Seller with respect thereto; provided that nothing in this Section 5.08 shall limit Buyer’s rights with respect to, and Buyer is expressly not waiving any right to bring claims for, indemnification under ARTICLE VIII. Buyer acknowledges that, except for the representations and warranties set forth in ARTICLE IV of this Agreement, neither Seller, nor any of its Affiliates, makes or has made any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans that Buyer is not relying on them in making its investment decision (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), whether or not such estimates, projections and other forecasts and plans were provided in any presentation, meeting, discussion or otherwise made available to Buyer in connection with the negotiation of this Agreement, except, in each case, as expressly set forth in this Agreement.
Section 5.09Compliance with Securities Laws. Buyer has timely filed or furnished all forms, reports and documents required to be filed by it with the SEC since December 31, 2025 (collectively, as they have been amended or supplemented since the time of their filing through the Closing Date, the “SEC Filings”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied, as to form in all material respects, with the applicable requirements of the Exchange Act and the rules and regulations of the New York Stock Exchange applicable to the SEC Filings, and there are no outstanding or unresolved comments in comment letters received from the staff of the SEC. Shares of Ranger Common

Stock are listed on the New York Stock Exchange and registered pursuant to Section 12(b) of the Exchange Act, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Buyer or preventing the issuance of the shares forming the Equity Consideration to Seller, and Buyer is in compliance in all material respects with applicable requirements under the Exchange Act.
Section 5.10No Other Representations. Except for the express representations and warranties provided in this ARTICLE V, none of Buyer or any of its Affiliates, or any of their respective current, former or future equityholders, partners, members, successors, assigns or Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Buyer or any of its Affiliates (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of Buyer or its Affiliates) to Seller or any of its Affiliates or their respective equityholders, partners, members or Representatives, and Buyer, on behalf of itself and its Affiliates, hereby disclaims any such other representations or warranties and no Person shall be liable in respect of the accuracy or completeness of any information provided to Seller or any of its Affiliates or their respective equityholders, partners, members or Representatives other than the express representations and warranties provided in this ARTICLE V.
ARTICLE VI
COVENANTS
Section 6.01Conduct of Business Prior to the Closing. From the Signing Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, Customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:
(a)preserve and maintain all Permits required for the conduct of the Business as currently conducted for the ownership and use of the Purchased Assets up to the Closing;
(b)pay when due the Indebtedness, Taxes and other obligations of the Business, to the extent the failure to do so would reasonably be expected to result in an Encumbrance on any Purchased Asset or a Liability of Buyer;
(c)pay when due all Accounts Payable relating to the Business, except any amount being contested in good faith, to the extent the failure to do so would reasonably be expected to result in an Encumbrance on any Purchased Asset or the termination or material reduction of any relationship with a material supplier of Buyer;
(d)maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(e)continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(f)defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation in a manner consistent with past practice;
(g)perform all of its obligations under all Subject Contracts;
(h)maintain the books and records in accordance with past practice;
(i)comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;
(j)conduct and incur the costs of the Business in the same form and fashion, and consistent with the historical patterns, as prior to the Signing Date, and not withhold, defer or delay any cost, charge, maintenance or other expenditure affecting the Purchased Assets in a manner that would result in undue cost burdens to Buyer after the Closing; and in the event the repair, maintenance or other operational costs of the Purchased Assets for any period are reduced by more than one standard deviation from the costs for the corresponding period in the prior 12 months (taking into account any changes in activity levels and operating hours), Buyer may propose an adjustment against the Holdback Shares in respect of such variance for Seller’s consideration;
(k)not take or permit any action that would cause any of the changes, events or conditions described in Section 4.05 to occur;
(l)not settle or compromise any material claim, Action or Liability relating to the Business or the Purchased Assets without Buyer’s prior written consent; and
(m)not enter into or permit any transaction or series of transactions that would reasonably be expected to prevent, impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement, or that would result in an Encumbrance on any Purchased Asset or a Liability of Buyer.
Section 6.02Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the

Real Property, properties, assets, premises, books and records, Subject Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property or Leases, including the collecting and analysis of samples of indoor or outdoor air, potentially hazardous building materials, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property or Leases. Any investigation pursuant to this Section 6.02 shall be conducted at Buyer’s cost in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.
Section 6.03No Solicitation of Other Bids.
(a)From and after the Signing Date until the earlier of the Closing or the valid termination of this Agreement in accordance with ARTICLE IX, Seller shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, induce, facilitate, continue or engage in any inquiry, proposal, indication of interest, offer, discussion or negotiation regarding an Acquisition Proposal; (ii) furnish or provide access to any non-public information, personnel, properties, books, records or other materials of Seller, the Business or the Purchased Assets to any Person in connection with, or for the purpose of knowingly encouraging, facilitating or assisting, an Acquisition Proposal; (iii) enter into, continue, participate in, maintain or otherwise engage in any discussions, negotiations, agreement, arrangement or understanding with any Person relating to an Acquisition Proposal; (iv) approve, endorse, recommend, accept or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, merger agreement, asset purchase agreement, equity purchase agreement or other agreement, whether binding or non-binding, relating to an Acquisition Proposal; or (v) release any Person from, or waive, amend or modify any standstill, confidentiality, non-solicitation or similar obligation in a manner that would reasonably be expected to facilitate an Acquisition Proposal.
(b)Seller shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations, solicitations, processes, data room access and other activities with any Person other than Buyer and its Affiliates with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Seller shall promptly, and in any event within two Business Days after receipt by Seller, Seller Parent or any of their respective Affiliates or Representatives, notify Buyer in writing of any Acquisition

Proposal, any inquiry or request for information that could reasonably be expected to lead to an Acquisition Proposal, or any request to enter into discussions or negotiations regarding an Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, inquiry or request and the material terms and conditions thereof. Seller shall keep Buyer reasonably informed on a prompt basis of the status and material terms of any such Acquisition Proposal, inquiry or request.
(c)Seller acknowledges and agrees that, following the Signing Date and any public announcement of this Agreement or the transactions contemplated hereby, Seller shall not have any fiduciary-out, superior-proposal, matching-right or similar right to terminate this Agreement, change its recommendation, enter into discussions or negotiations with any other Person, or accept or pursue any Acquisition Proposal. Each of Seller and Buyer acknowledges and agrees that any breach or threatened breach of this Section 6.03 would cause irreparable harm to Buyer for which monetary damages would not be an adequate remedy, and Buyer shall be entitled to specific performance, injunctive relief and any other equitable remedies available at law or in equity, without any requirement to post bond, in addition to all other rights and remedies available under this Agreement.
Section 6.04Notice of Certain Events.
(a)From the date hereof until the Closing, each Party shall promptly notify the other Party in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or Buyer Material Adverse Effect, as applicable), (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)with respect to Seller, any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.05Employees and Employee Benefits.
(a)No later than ten (10) Business Days prior to the Closing and as otherwise reasonably requested by Buyer, Seller shall update the Employee List and the WARN List to reflect current census information, including any replacement or removal of any employee or offer of employment made to any prospective employee, in each case, to the extent permitted by, and otherwise in accordance with, the terms of this Agreement.
(b)At least seven Business Days before Closing, Buyer shall identify employees of the Business to whom Buyer will offer employment effective as of Closing (if any). Seller shall reasonably cooperate with Buyer’s onboarding, enrollment and employee communications process, including town halls and employee support during the announced pre-Closing period. Buyer shall have no obligation to hire or retain any employee of Seller, and Seller shall retain responsibility for, and shall indemnify, defend and hold Buyer and its Affiliates harmless with respect to, all employees not hired by Buyer and all pre-Closing employment-related liabilities. Seller shall be solely responsible for, and shall indemnify, defend and hold Buyer and its Affiliates harmless with respect to, WARN Act or similar liabilities arising from any Seller employment actions or reductions in force or the termination by Seller of any employee, and Seller shall cooperate with Buyer in determining whether any notice is required under the WARN Act or any similar Law in connection with any termination of employees not hired by Buyer or its Affiliate.
(c)Prior to the Closing, Buyer may, upon reasonable advanced notice to Seller (and in coordination with Seller as to timing, manner and content), communicate with employees of Seller as Buyer may determine for purposes of making offers of employment. Seller shall reasonably cooperate with Buyer’s efforts to evaluate and communicate with such employees, including by providing reasonable access to such employees during normal business hours and in a manner that does not unreasonably interfere with Seller’s business operations. Seller shall not take any action intended to discourage any such employee from accepting an offer of employment from Buyer.
(d)Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Seller or the Business, including hourly pay, commissions, bonuses, equity or equity-based compensation, salary, accrued vacation, paid time off, fringe benefits, welfare benefits, cafeteria benefits, pension or profit-sharing benefits, severance, retention, change-in-control payments, payroll taxes, workers’ compensation or similar amounts, in each case to the extent relating to service with Seller or events occurring at or before Closing, whether or not such individual is offered employment by Buyer.
(e)Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident, voluntary benefits insurance, or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date (up to the point they become employees of the Buyer, if applicable). Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(f)Seller shall retain and be solely responsible for providing continuation coverage required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA to each employee of the Business and each qualified beneficiary thereof whose qualifying event occurs on or prior to the Closing Date.
(g)Not later than five Business Days before the Closing Date, Seller shall deliver to Buyer the payroll, compensation, accrued leave and benefits data reasonably required for Buyer’s onboarding and enrollment. Buyer shall credit each employee of the Business whom it hires with such employee’s period of service with Seller for purposes of eligibility and vesting, but not for purposes of benefit accrual, under each employee benefit plan of Buyer in which such employee becomes eligible to participate.
(h)During the period prior to Closing, Seller shall use commercially reasonable efforts to make individual natural person independent contractors available to Buyer for the purpose of allowing Buyer to interview each such service providers and determine the nature and extent of each such person’s continuation with Buyer or an Affiliate of Buyer, if any.
(i)Nothing contained herein, expressed or implied, (i) is intended to confer or shall confer upon any Person, including any employee or other individual service provider, any right to employment or continued employment, or constitute or create an employment agreement with any Person, or (ii) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees, and collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement.
(j)Buyer shall be responsible for all obligations and costs with respect to employees on the Employee List that Buyer hires with respect to periods of employment with Buyer or an Affiliate of Buyer or the termination thereof by Buyer or an Affiliate thereof or the hiring practices of Buyer or any Affiliate thereof, including the payment of any retention bonuses to such employees in connection with their employment by Buyer on and after Closing. Buyer shall be solely responsible for, and shall indemnify, defend, and hold harmless Seller and its Affiliates from and against, any and all Liabilities, losses, claims, damages, statutory penalties, and severance costs (including reasonable attorneys’ fees) arising out of or relating to any of the following:
(i)provided that the WARN list is true, complete and accurate as of the Closing Date, liability under the WARN Act related to employment losses with respect to actions taken by Buyer or an Affiliate of Buyer related to the employees on the Employee List hired by Buyer after Closing; and
(ii)any claim against Buyer of constructive discharge, wrongful termination, or failure to provide reasonable notice or severance pay asserted by any employee on the Employee List hired by Buyer or an Affiliate thereof that arises after Closing; and
(iii)any actions taken by Buyer on or after the Closing Date with respect to any employee on the Employee List hired by Buyer or an Affiliate thereof, including any reduction in compensation, relocation, termination, or other event giving rise to constructive discharge.
Section 6.06Confidentiality. For a period of five years from and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. The Confidentiality Agreement shall remain in full force and effect in accordance with its terms, and nothing in this Agreement limits any rights or remedies under such agreement. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(a)Coil+ Trade Secret Protection. In addition to the foregoing, and notwithstanding anything to the contrary in this Agreement, the following provisions shall apply with respect to the Coil+ Trade Secret; provided that Buyer’s obligations under this Section 6.06 do not limit or condition Buyer’s use of the Coil+ Trade Secret as permitted by the IP License:
(i)Standard of Care. Each of Seller and Buyer shall protect the confidentiality of the Coil+ Trade Secret using at least the same degree of care that such Party uses to protect its own most sensitive confidential information and trade secrets, and in no event less than a reasonable standard of care.
(ii)Need-to-Know Restrictions. Seller shall limit access to the Coil+ Trade Secret strictly to those employees, contractors and other representatives of Seller who have a legitimate need to know such information in connection with Seller’s retained ownership and permitted use thereof, and Seller shall ensure that each such Person is bound by written confidentiality obligations, at least as protective of the Coil+ Trade Secret as those set forth in this Agreement, prior to being given any such access.
(iii)Security Protocols. Seller shall maintain administrative, physical and technical safeguards designed to protect the confidentiality, integrity and security of the Coil+ Trade Secret, including: (i) role-based access controls limiting access to the Coil+ Trade Secret to authorized personnel on a need-to-know basis; (ii) encryption of the Coil+ Trade Secret; (iii) maintenance of the Coil+ Trade Secret in server environments and repositories that are logically or physically segregated from Seller’s other information systems; (iv) audit logging and periodic review of access to the Coil+ Trade Secret; and (v) such other measures as are consistent with prevailing industry practices for the protection of similarly sensitive trade secrets.

(iv)Breach and Injunctive Relief. Each of Seller and Buyer acknowledges and agrees that any unauthorized use or disclosure of the Coil+ Trade Secret would cause irreparable harm to the other Party for which monetary damages would be an inadequate remedy, and that, in the event of any breach or threatened breach of this Section 6.06 with respect to the Coil+ Trade Secret, the non-breaching Party shall be entitled to seek immediate injunctive and other equitable relief, including specific performance, without the necessity of posting a bond or proving actual damages, in addition to all other remedies available at law or in equity.
(v)Independent Improvements. As between the Parties, any improvement, modification or enhancement to the Licensed Intellectual Property that is conceived, developed or reduced to practice solely by or on behalf of a Party after the Closing (an “Independent Improvement”) shall be owned exclusively by the Party that created such Independent Improvement, and neither Party shall have any obligation to disclose, license, assign or otherwise grant any rights in or to its Independent Improvements to the other Party. For clarity, nothing in this Section 6.06 shall be construed to expand the scope of the IP License granted under Section 2.10, and Buyer’s rights with respect to any Independent Improvement created by Seller shall be no greater than Buyer’s rights with respect to the underlying Licensed Intellectual Property.
Section 6.07Non-Competition; Non-Solicitation.
(a)For a period of two years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of Seller as of the Closing Date (each, a “Customer”), or any other Person who has a material business relationship with Seller as of the Closing Sate, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (x) Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person, and (y) if Seller Parent, or any of its majority-owned subsidiaries is acquired by, merges with, or transfers substantially all of its assets or equity to, any Person that is not an Affiliate of Seller, Parent, in a bona fide, arm’s length transaction not entered into for the principal purpose of avoiding the covenants in this Section 6.07 (a “Future Acquiror”) that, together with Seller Parent’s subsidiaries existing prior to such transaction, is engaged in the Restricted Business in the Territory at the time of such transaction, this Section 6.07(a) shall not apply to such Future Acquiror or its pre-existing Affiliates, or restrict the Restricted Business activities conducted by such Future Acquiror or its pre-existing Affiliates prior to or independent of such transaction, and shall apply only to Seller's and its pre-transaction Affiliates’ continued conduct of the Restricted Business; provided, however, that following the consummation of such transaction, Seller Parent, each of its subsidiaries, and each successor to, or acquiror of the equity or assets of, Seller Parent or any of its subsidiaries (in the case of any such successor or acquiror, solely with respect to the business, operations and assets so succeeded to or acquired) shall remain subject to, and shall continue to comply with, the restrictions set forth in this Section 6.07(a) for the remainder of the Restricted Period, notwithstanding such transaction.
(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Buyer pursuant to Section 6.05, or encourage any such employee to leave employment with Buyer or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees (provided that no prohibited hiring results); provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, cause, induce or encourage any material actual or prospective Customer to terminate or modify any relationship such Customer has with Buyer or its Affiliates following the Closing. Nothing in this Section 6.07 restricts either Party or any of its Affiliates from pursuing future growth opportunities, acquisitions, investments, strategic transactions or expansion into new business lines, services, products or geographic markets, except to the extent expressly prohibited by Section 6.07(a) or this Section 6.07(c).
(d)Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, and that Buyer would not have entered into this Agreement without such restrictions. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. The Restricted Period shall be tolled during any period in which Seller or any of its Affiliates is in breach of any covenant contained in this Section 6.07, and the Restricted Period shall be extended by the length of any such breach, so that Buyer receives the full benefit of the restrictions set forth herein.
(f)During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, sell, transfer, convey or otherwise dispose of any Purchased Asset to any third party for use in, or redeploy, relocate or otherwise use any Purchased Asset in, Alberta, B.C., Saskatchewan, Manitoba, or the Northwest Territories of Canada (the “Canada Territory”); provided, that nothing in this paragraph shall restrict Buyer or its Affiliates from selling, transferring or redeploying any Purchased Asset within the United States or to any other jurisdiction outside of Canada.
(g)During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Canada Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Canada Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of Seller Parent or its Affiliates in Canada as of the Closing Date, or any other Person who has a material business relationship with Seller Parent or its Affiliates in the Canada Territory as of the Closing Date, to terminate or modify any such actual or prospective relationship.

Notwithstanding the foregoing, (x) Buyer may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Buyer is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person; and (y) if Buyer or any of its majority-owned subsidiaries is acquired by, merges with, or transfers substantially all of its assets or equity to, any Person that is not an Affiliate of Buyer, in a bona fide, arm’s length transaction not entered into for the principal purpose of avoiding the covenants in this Section 6.07 (a “Buyer Future Acquiror") that, together with Buyer’s subsidiaries existing prior to such transaction, is engaged in the Restricted Business in the Canada Territory at the time of such transaction, this Section 6.07(g) shall not apply to such Buyer Future Acquiror or its pre-existing Affiliates, or restrict the Restricted Business activities conducted by such Buyer Future Acquiror or its pre-existing Affiliates prior to or independent of such transaction, and shall apply only to Buyer’s and its pre-transaction Affiliates’ continued conduct of the Restricted Business; provided, however, that following the consummation of such transaction, Buyer, each of its subsidiaries, and each successor to, or acquiror of the equity or assets of, Buyer or any of its subsidiaries (in the case of any such successor or acquiror, solely with respect to the business, operations and assets so succeeded to or acquired) shall remain subject to, and shall continue to comply with, the restrictions set forth in this Section 6.07(g) for the remainder of the Restricted Period, notwithstanding such transaction. Buyer acknowledges that a breach or threatened breach of this Section 6.07(g) would give rise to irreparable harm to Seller Parent, for which monetary damages would not be an adequate remedy, and Seller Parent shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
Section 6.08Governmental Approvals and Consents.
(a)Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party in promptly seeking to obtain all such Consents. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents.

(b)Seller and Buyer shall use reasonable best efforts to obtain all Consents from all third parties that are described in Section 4.02 of the Disclosure Schedules.
(c)Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.
Section 6.10Public Announcements; Post-Announcement Cooperation.
(a)Buyer shall be entitled to make public announcements in respect of this Agreement and the transactions contemplated hereby and to communicate with news media, employees, Customers, vendors, landlords, Governmental Authorities and other stakeholders on or after the Signing Date. Seller shall reasonably cooperate with Buyer as to the timing, content and coordination of any such announcements and stakeholder communications and shall not make any public announcement or external communication regarding this Agreement or the transactions contemplated hereby without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
(b)Seller acknowledges and agrees that Buyer may publicly announce the execution of this Agreement and the transactions contemplated hereby before Closing and that Buyer would not make such announcement absent Seller’s binding obligation to proceed to Closing in accordance with this Agreement.
(c)Seller shall reasonably cooperate with Buyer’s signing-to-closing transition process, including transition planning, stakeholder communications, preparation and delivery of the Closing deliverables, and Buyer’s efforts to communicate with and make offers of employment to employees of the Business, subject to applicable Law. Seller shall not discourage any such employee from accepting employment with Buyer or otherwise interfere with Buyer’s employee onboarding efforts. Seller acknowledges that Buyer’s willingness to publicly announce this Agreement before Closing is based on Seller’s agreement to support such transition activities and to proceed to Closing except as expressly permitted under Section 9.01(c) or Section 9.01(g).
Section 6.11Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section 6.12Transfer Taxes. The Parties agree that the transactions contemplated by this Agreement constitute the sale of the entire operating assets of a business or of a separate division, branch, or identifiable segment of a business within the meaning of the Texas Tax Code Section 151.304(b)(2), and accordingly, such transactions will not be subject to any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”). If any Transfer Taxes are subsequently imposed, they shall be borne and paid by Buyer when due. Each Party shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and shall cooperate with the other with respect thereto as necessary). The Parties shall cooperate with each other in taking all commercially reasonable actions to minimize such Transfer Taxes, including establishing that the requirements for any available exemption have been satisfied, and shall not take any position inconsistent therewith. Seller shall use commercially reasonable efforts to file all forms, applications, and other documents with the relevant taxing authorities that are necessary or appropriate to establish or preserve the exemption from Transfer Taxes described in this Section 6.12.
Section 6.13Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts (unless reasonably being contested by Seller in accordance with applicable Law) and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied, or are being contested.
Section 6.14Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.
Section 6.15Prorations. All real and personal property Taxes, ad valorem Taxes and similar periodic Taxes, and all utilities, rents and other periodic charges, in each case with respect to the Purchased Assets, shall be prorated between Seller and Buyer as of the Effective Time on a per diem basis over the applicable taxable or billing period, with Seller responsible for the portion allocable to the period ending at the Effective Time and Buyer responsible for the portion allocable to the period after the Effective Time. Any refund or credit of Taxes with respect to the Purchased Assets attributable to a Pre-Closing Tax Period shall be for the account of Seller. Each Party shall pay to the other any amount required under this Section 6.15 within ten Business Days after receipt of the applicable bill, refund or credit.
Section 6.16Tax Cooperation; Tax Contests. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns relating to the Business or the Purchased Assets and any Tax Proceeding with respect thereto, including by furnishing or making available records, personnel, powers of attorney and information reasonably relevant to any such Tax Return or Tax Proceeding. Each Party shall retain all books and records with respect to Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period until the expiration of the applicable statute of limitations, giving effect to any extension or waiver thereof. Seller shall control, at its own expense, any Tax Proceeding relating solely to a Pre-Closing Tax Period or a Seller Tax; provided that, if such Tax Proceeding could reasonably be expected to increase the Taxes of Buyer or adversely affect the Purchased Assets for any Post-Closing Tax Period, Seller shall keep Buyer reasonably informed of the status of such Tax Proceeding, shall permit Buyer to participate therein at Buyer’s expense, and shall not settle, compromise or abandon such Tax Proceeding without Buyer’s prior written consent (such consent to be unreasonably withheld, conditioned, or delayed). Buyer shall control all other Tax Proceedings relating to the Business or the Purchased Assets.
Section 6.17Wrong Pockets; Misdirected Payments. If either Party receives after the Closing any payment, remittance, mail or other property that belongs to the other Party under this Agreement, the receiving Party shall hold the same in trust for the other Party and shall remit or deliver the same to the other Party within five Business Days after receipt, without setoff or deduction other than as expressly permitted by this Agreement.
Section 6.18Books and Records; Access . For a period of seven years after the Closing Date, each Party shall retain, and shall afford the other Party and its Representatives reasonable access during normal business hours to, the books, records, work papers and personnel in its possession or control relating to the Business for periods on or prior to the Closing Date, to the extent reasonably required in connection with the preparation or review of the String Inventory Statement or any determination under Section 6.22, the preparation or filing of any Tax Return, any Tax Proceeding, any Action or any claim for indemnification under this Agreement, subject in each case to Section 6.06 and to applicable Law and privilege.

Section 6.19Seller Names and Marks. Promptly following the Closing, and in any event within 90 days after the Closing Date, Seller shall cease all use of the STEP names and marks on or in connection with any asset, facility, document or communication relating to the Business, and Buyer and its Affiliates shall have the right, for a period of 150 days after the Closing Date, to continue to use the STEP names and marks as they appear on the Purchased Assets as of the Closing solely in the ordinary course of operating the Business. Notwithstanding the foregoing, with respect to the trademark COIL+®, Buyer may continue to use the COIL+® mark in conjunction with its IP License for a period of up to six months from Closing (after which it shall cease all use of the COIL+™ marks on or in connection with the IP License), provided that Buyer uses:
(a)the COIL+® mark exactly as registered (matching standard character text or design logos); and
(b)the ® symbol at the first and most prominent mention of COIL+ in its materials.
Section 6.20Environmental Remediation.
(a)The Transition Services Agreement shall provide that, effective as of the Closing, Seller shall sublease to Buyer Seller’s leased premises located in Williston, North Dakota and Windsor, Colorado (collectively, the “Remediation Premises”), on terms permitted under the applicable Leases (and at the same costs as set out in such Lease(s)) pursuant to each Sublease, so that Buyer may occupy and operate from the Remediation Premises while Seller conducts environmental remediation as required under this Section 6.20 with respect to such premises. Following Closing, Seller shall perform any site remediation necessary with respect to the Remediation Premises, including any remediation identified by the Phase I environmental site assessment of such Remediation Premises, at Seller’s sole cost and expense and under Seller’s direction and in compliance with all applicable remediation standards under Environmental Laws.
(b)Seller shall use commercially reasonable efforts to complete such remediation and deliver to Buyer evidence of completion (including any required landlord acknowledgment or regulatory closure documentation) within 120 days after the Closing Date; provided that such period shall be extended automatically for any delays caused by regulatory review, landlord cooperation, weather, force majeure, or other matters beyond Seller’s reasonable control (it being understood that no such extension shall extend the 180-day period set forth in Section 6.20(c)). Following completion of such remediation with respect to any Remediation Premises, Seller shall, at Seller’s sole cost and expense, obtain a new Phase I environmental site assessment of such Remediation Premises and deliver a copy thereof to Buyer. Promptly after (i) Seller completes such environmental remediation with respect to a Remediation Premises, (ii) Buyer confirms in writing that such remediation has been completed to its reasonable satisfaction (which may include confirmation from a third-party consultant), which confirmation shall not be unreasonably withheld, conditioned or delayed, and (iii) the applicable landlord confirms in writing (which may be by landlord estoppel) that such remediation has been completed to such landlord’s satisfaction and that such new Phase I environmental site assessment constitutes the baseline environmental condition of such premises for purposes of the applicable Lease, Buyer may elect, in its discretion and by written notice to Seller, to accept assignment of the applicable Lease for the affected Remediation Premises, in which case Seller shall assign, and Buyer shall assume, such Lease in accordance with Section 3.02(a)(vi), subject to receipt of the required landlord Consent.
(c)If Seller has not completed such remediation with respect to any Remediation Premises within 180 days after the Closing Date, as confirmed in writing by Buyer, Buyer may elect, by written notice to Seller, to continue the sublease arrangement until the earlier of (i) completion of the remediation and assignment of the applicable Lease(s) to Buyer, (ii) termination of the sublease by Buyer upon not less than 60 days’ prior written notice to Seller, or (iii) expiration of the underlying Lease term.
(d)For the avoidance of doubt, Seller shall control the scope, timing and method of all remediation activities under this Section 6.20, subject to Buyer’s reasonable access procedures, but Seller shall not be entitled to unreasonably interfere with Buyer’s activities on the Remediation Premises or impose institutional or engineering controls that impair Buyer’s occupancy and use of the Remediation Premises. Buyer shall provide reasonable access and cooperation as necessary for Seller to perform such remediation. Notwithstanding any election by Buyer under this Section 6.20 and notwithstanding the assignment to, or assumption by, Buyer of any Lease for any Remediation Premises, all remediation obligations with respect to the Remediation Premises, and all Environmental Claims and Liabilities under Environmental Laws to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing, shall constitute Excluded Liabilities for Seller’s account in accordance with Section 2.04(i).
Section 6.21Vehicle Sale Proceeds. The proceeds received by Seller from the sales of the light-duty vehicles identified on Section 6.21 of the Disclosure Schedules (the “LDV Proceeds”), whether received prior to or after the Closing, shall be applied to the outstanding vehicle liability of the Business, and any LDV Proceeds remaining after such application shall be promptly conveyed to Buyer and applied to further reduce the outstanding vehicle liability. At the Closing, Seller shall deliver to Buyer a statement setting forth the LDV Proceeds received as of the Closing, the LDV Proceeds expected to be received after the Closing, and the outstanding vehicle liability of the Business as of the Closing, together with reasonable supporting detail.
Section 6.22Work in Process; Revenue and Costs.
(a)With respect to any outstanding project of the Business that cannot be cut off as of the Closing, if any billing takes place after the Closing in respect of time periods prior to the Closing, Buyer shall remit to Seller the estimated profits (as reasonably determined by Buyer) attributable to the revenues so billed, net of any vendor, subcontractor or other third-party costs borne by Buyer that are attributable to work completed prior to Closing. If any billing takes place after the Closing by Seller in respect of time periods on or after the Closing, Seller shall remit to Buyer the estimated profits (as reasonably determined by Seller) attributable to the revenues so billed, net of any vendor, subcontractor or other third-party costs borne by Seller that are attributable to work performed on or after the Closing. All amounts remittable under this Section 6.22(a) shall be remitted solely as part of, and at the time provided in, Section 6.22(c).
(b)Notwithstanding Section 6.22(a), if, after the Closing, Buyer grants, issues, or is required to give, any credit, rebate, refund, or billing adjustment to a client of the Business on account of a service quality issue, complaint, or deficiency (a “Service Quality Credit”):
(i)Pre-Closing Service Quality Credits. If the Service Quality Credit relates to services performed or a project period occurring prior to the Closing, such Service Quality Credit shall be deducted from, and shall reduce, the amounts otherwise remittable to Seller under this Section 6.22.
(ii)Post-Closing Service Quality Credits. If the Service Quality Credit relates to services performed, or a project period occurring, on or after the Closing, such Service Quality Credit shall be borne solely by Buyer and shall not reduce, offset, or otherwise affect any amounts payable or paid to Seller under this Section 6.22 or otherwise under this Agreement.
(iii)Allocation of Mixed Credits. If a Service Quality Credit relates to services performed both prior to and after the Closing, Buyer and Seller shall cooperate in good faith to equitably allocate such Service Quality Credit between the pre-Closing and post-Closing periods based on the relative proportion of services giving rise to the credit performed in each such period.
(c)Within 60 days after the Closing Date, each of Buyer and Seller shall deliver to the other a statement, together with reasonable supporting detail, setting forth the billings, revenues, estimated profits, associated vendor, subcontractor and other third-party costs and Service Quality Credits known to such Party and addressed by this Section 6.22, and the net amount such Party believes is owing between the Parties in respect thereof. All amounts owing by each Party under this Section 6.22 shall be netted against one another in a single settlement, and the net amount shall be paid by the Party owing the same by wire transfer of immediately available funds within ten Business Days after such statements are agreed in writing or otherwise finally determined in accordance with Section 6.22(d). Such settlement shall constitute the full and final settlement of all amounts payable between the Parties under this Section 6.22, and no interim or further true-up, adjustment or payment shall be made hereunder.
(d)Buyer and Seller shall cooperate in good faith, and shall afford one another reasonable access to relevant books, records and personnel, to prepare and review the statements delivered under Section 6.22(c) and to determine the amounts payable thereunder, and any dispute with respect thereto shall be resolved in accordance with the review, objection, negotiation and expert determination procedures set forth in Section 2.06(d), which shall apply mutatis mutandis to such dispute (with the objection period running from delivery of both such statements), and the fee-sharing formula set forth in Section 2.06(d)(iii).
Section 6.23SEC Financial Statements. Following the Closing Date, Seller shall prepare or cause to be prepared, as promptly as practicable, and in any event no later than 65 days following the Closing Date, the financial statements that Buyer is required to file pursuant to Rule 3-05 of Regulation S-X under the Exchange Act (including for purpose of the post-Closing Form 8-K Buyer will be required to prepare and file with the SEC), and obtain the consents of its auditor(s) with respect thereto as may be required by applicable SEC rules and regulations, including as conditions precedent to any related filings. All costs and expenses associated therewith, including any fees and expenses of independent auditors and accounting advisors necessary to satisfy the applicable requirements of the SEC, shall be 100% borne by Buyer. Seller’s obligation to obtain such auditor consents is one of commercially reasonable efforts only, and Seller shall not be in breach of, or deemed to have missed the deadline set forth in, this Section 6.23 to the extent its auditors refuse, withdraw or are unavailable to provide consent for reasons outside Seller's reasonable control, provided that Seller promptly notifies Buyer in writing and, at Buyer's cost and direction, uses commercially reasonable efforts to engage a substitute auditor reasonably acceptable to Buyer. Seller’s obligations under this Section 6.23 are conditioned upon Buyer providing Seller, its advisors and the auditors timely and reasonable access during normal business hours to the books, records, work papers and personnel in Buyer’s possession or control relating to the Business. Seller shall not be liable for any indirect, special or consequential damages (including lost financing opportunities, loss of Form S-3 eligibility, stock price declines, delayed filings or offerings, and SEC penalties or investigations), whether those of an Indemnified Party or a third party in connection with a Third-Party Claim, arising out of this Section 6.23, whether or not constituting a breach hereof.

ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:
(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 7.02Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing (with Seller acknowledging time is of the essence) of each of the following conditions:
(a)Other than the Fundamental Representations, the representations and warranties of Seller contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Fundamental Representations of Seller shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.
(c)No Action shall have been commenced or threatened against Buyer, Seller or Seller Parent, and no inquiry or investigation shall have been commenced or threatened by any Governmental Authority, in each case challenging, seeking to prohibit or otherwise seeking to interfere with any of the transactions contemplated hereby, and no legislation or Governmental Order shall have been enacted, issued or proposed that would challenge, prohibit or otherwise interfere with any of the transactions contemplated hereby.
(d)All Consents that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, except where failure to obtain would not have a Material Adverse Effect.
(e)Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that remains in effect. In addition, there shall not have occurred any damage to, or destruction or loss of, any material portion of the Purchased Assets (other than reasonable wear and tear or which occurs in the Ordinary course of business), whether or not covered by insurance; provided that, if any such damage, destruction or loss occurs, Buyer may in its sole discretion elect to proceed to the Closing subject to a reduction of the Purchase Price, an assignment to Buyer of the related insurance proceeds, repair or replacement by Seller prior to the Closing, or such other remedy as is acceptable to Buyer, acting reasonably.
(f)Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).
(g)Buyer shall have received (at Seller’s expense) an owner’s title insurance policy with respect to each Owned Real Property, issued by a nationally recognized title insurance company acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall require. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.
(h)All Indebtedness of Seller relating to the Purchased Assets shall have been paid, discharged or otherwise released in full, and all Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer payoff letters, lien releases and other written evidence, in form satisfactory to Buyer in its sole discretion, of the discharge of such Indebtedness and the release of such Encumbrances.
(i)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(k)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
(l)Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller, or a valid Form W-9, duly executed by an officer of Seller.
(m)The Designated Key Employee shall have accepted employment with Buyer effective as of the Closing and shall have resigned from employment with Seller effective as of the Closing, and at least five of the remaining eight Key Employees shall have accepted employment with Buyer (and agreed to be bound by a Restrictive Covenant Agreement acceptable to Buyer) effective as of the Closing and shall have resigned from employment with Seller effective as of the Closing; provided that Buyer has reasonably facilitated discussions with Key Employees, offered employment, and not discouraged Key Employees from accepting employment.
(n)Seller shall have obtained and delivered to Buyer each Consent, including all Customer, landlord (other than landlord Consents for the Remediation Premises, which shall be obtained following Closing in accordance with Section 6.20), vehicle lessor, equipment lessor, Intellectual Property licensor, vendor and other counterparty Consents, required or reasonably requested by Buyer in connection with the assignment, transfer, conveyance, access, use or post-Closing operation of the Purchased Assets, Assigned Contracts, Leases (other than the Remediation Premises), and vehicle leases, listed in Section 7.02 of the Disclosure Schedules, except for any such Consent the absence of which Buyer has waived in writing in its sole discretion.
(o)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Other than the Fundamental Representations of Buyer, the representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Buyer Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s business or Buyer’s ability to consummate the transactions contemplated by this Agreement. The Fundamental Representations of Buyer shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(b)Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.
(c)All Consents that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.
(d)Buyer shall have delivered to Seller (i) the Closing Cash Payment by wire transfer of immediately available funds, (ii) a copy of the Transfer Agent Letter, duly executed by an authorized signatory of Buyer, (iii) duly executed counterparts to the Ancillary Documents to which Buyer is a party, and (iv) such other documents and deliveries set forth in Section 3.02(b).
(e)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).
(f)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(g)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.
(h)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(i)Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect that remains in effect.
ARTICLE VIII
INDEMNIFICATION
Section 8.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that (i) the Fundamental Representations and representations and warranties in Section 4.21, shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the Parties contained herein shall survive the Closing for the period explicitly specified therein (including to the extent fully performed in accordance with their terms). For clarity, an Indemnifying Party shall not have any liability under this ARTICLE VIII with respect to the inaccuracy or breach of a representation or warranty unless a written claim for indemnification in accordance with this Agreement is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to the expiration date of the applicable survival period. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Sellers shall, jointly and severally, indemnify, defend and hold each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(c)any Excluded Asset or any Excluded Liability; or
(d)any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Business or Seller or any of its Affiliates (other than Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.
Section 8.03Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify, defend and hold each of Seller and its Affiliates, and their respective Representatives (collectively, the “Seller Indemnitees”) harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(c)any Assumed Liability.
Section 8.04Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) for any individual Loss (or series of related Losses arising from the same or substantially similar facts or circumstances) unless the amount of such Loss (or series of related Losses) exceeds $25,000 (the “De Minimis Threshold”), it being understood that any Loss (or series of related Losses) that does not exceed the De

Minimis Threshold shall not be counted toward the Basket. Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (excluding Losses that do not exceed the De Minimis Threshold) exceeds $200,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $2,750,000 (the “General Cap”).
(b)Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the General Cap; provided, that such limitation shall not apply to, and there shall be no limit on, Buyer’s liability for its failure to timely deliver the Equity Consideration (or any portion thereof) required to be delivered pursuant to Section 2.05.
(c)Notwithstanding Section 8.04(a), none of the De Minimis Threshold, the Basket or the General Cap shall apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Representation, (ii) any breach or non-fulfillment of any covenant, agreement or obligation of Seller described in Section 8.02(b), (iii) any Excluded Asset or Excluded Liability, or (iv) any willful breach, willful misconduct or intentional misrepresentation; provided, that the aggregate amount of all Losses for which Seller shall be liable in respect of the matters described in clauses (i) through (iv) shall not exceed the Purchase Price Cap.
(d)For purposes of this ARTICLE VIII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(e)Notwithstanding anything in this Agreement to the contrary, none of the limitations set forth in this Section 8.04, the survival periods set forth in Section 8.01, or any other limitation on recovery or recourse set forth in this Agreement shall apply to any claim based upon Fraud, and any such claim may be brought at any time within the applicable statute of limitations. None of the limitations set forth in this Section 8.04 (other than the Purchase Price Cap), the survival periods set forth in Section 8.01, or any other limitation on recovery or recourse set forth in this Agreement (other than the Guaranty Cap) shall apply to any claim based upon willful breach, willful misconduct or intentional misrepresentation, and any such claim may be brought at any time within the applicable statute of limitations.
(f)Notwithstanding anything to the contrary contained herein, in no event shall either Party be liable to any other Party, its Affiliates, or its or their Representatives for any punitive, incidental, consequential, special, or indirect Losses, in each case, whether based on contract, tort, strict liability, or otherwise pursuant to this Agreement; provided, that the foregoing limitation shall not apply to, and shall not limit any Indemnified Party’s right to indemnification for, any such Losses that are awarded or assessed against, or paid or payable by, such Indemnified Party to a third party in connection with a Third-Party Claim.
Section 8.05Indemnification Procedures. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) seeks an injunction or other equitable relief against the Indemnified Party, or (y) could damage the reputation of a Party or its Affiliates or involves any criminal claims. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, but will consult with the Indemnified Party. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim (in which case the Indemnifying Party shall lose its right to prosecute the defense), the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer; provided, that the foregoing limitation shall apply only if the firm offer (A) provides solely for the payment of money damages for which the Indemnifying Party is fully liable under this ARTICLE VIII, (B) provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim, (C) contains no finding or admission of any violation of Law or of the rights of any Person by any Indemnified Party, and (D) imposes no injunctive relief, other non-monetary obligation or continuing restriction on any Indemnified Party, the Business, the Purchased Assets, or Buyer or its Affiliates. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06Indemnification Payments; Recourse.
(a)Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within ten Business Days of such agreement, settlement or final, non-appealable adjudication by wire transfer of immediately available funds, subject to Buyer’s right to recover amounts payable to Buyer or any other Buyer Indemnitee from the Holdback Shares or under the Seller Parent Guaranty in accordance with Section 8.06(d). The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such ten Business Day period, any unpaid amount shall accrue interest from and including the date of agreement, settlement or final, non-appealable adjudication to the date such payment has been made at a rate equal to 10% per annum. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
(b)Seller’s obligations to provide indemnification and defense for any Guaranteed Obligations shall be secured by the Seller Parent Guaranty. The Seller Parent Guaranty is a guaranty of payment of the Guaranteed Obligations and performance of the Guaranteed Performance Obligations, and not merely of collection. The Guaranty Cap shall not limit Buyer’s right to seek specific performance or other equitable relief against Seller Parent in respect of the Guaranteed Performance Obligations in accordance with Section 10.10.
(c)Seller shall pay the amount of any indemnification, defense or other payment obligation of Seller to Buyer or the applicable Buyer Indemnitee by wire transfer of immediately available funds within ten Business Days after such amount is agreed to by Seller or finally adjudicated to be payable pursuant to this ARTICLE VIII.
(d)The Holdback Shares shall be Buyer’s sole source of recovery and sole recourse for the Holdback Obligations, and the Seller Parent Guaranty shall constitute security for the Guaranteed Obligations, available to the extent Seller fails to pay or perform them when due, in each case subject to the Guaranty Cap and the other limitations set forth in Section 8.04. The Seller Parent Guaranty shall remain in full force and effect in respect of the Guaranteed Obligations following the release of all Holdback Shares in accordance with Section 2.05(d), and shall not be limited to, capped at or reduced by the Holdback Amount. The Delivered Equity Shares shall not be subject to cancellation, forfeiture, return, setoff, deduction or reserve under this Section 8.06.
(e)Nothing in Section 2.05 shall require Buyer to release any Holdback Shares to Seller on the Holdback Release Date to the extent such Holdback Shares are then subject to a Reserved Claim.
Section 8.07Tax Treatment of Indemnification Payments. All indemnification payments and all cancellations, forfeitures, returns, setoffs, deductions, reserves or other applications of Holdback Shares made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law.
Section 8.08Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
Section 8.09Exclusive Remedies. Except to the extent expressly provided in Section 2.06, Section 6.07 and Section 10.10, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation in this Agreement or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII, and recovery in respect of such claims shall be subject to the limitations set forth in Section 8.04 and, in the case of the Holdback Obligations, limited to the Holdback Shares in accordance with Section 8.06. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit, restrain, prohibit or waive any claim, right, remedy or recourse (a) to seek and obtain any equitable relief, including specific performance, to which any Person shall be entitled, (b) in the event of Fraud, which shall not be subject to this ARTICLE VIII or to any cap, sole-recourse limitation or other limitation on recovery set forth in this Agreement, (c) pursuant to the Transition Services Agreement, IP License, or the Restrictive Covenant Agreements, or (d) of Buyer or Seller to seek damages at law or in equity for any breach or termination of this Agreement occurring prior to Closing.
ARTICLE IX
TERMINATION
Section 9.01Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Seller and Buyer;
(b)by Buyer, upon written notice to Seller, if the transactions contemplated by this Agreement have not been consummated on or before the date that is 90 days after the Signing Date (the “Outside Date”); provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b) if Buyer’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of the failure of the Closing to occur on or before the Outside Date;

(c)by Seller, upon written notice to Buyer, if Seller is not then in material breach of this Agreement and Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement in a manner that would give rise to the failure of a condition set forth in Section 7.03, and such breach or failure has not been cured by Buyer within ten days after Buyer’s receipt of written notice of such breach or failure from Seller;
(d)by Buyer, upon written notice to Seller, if Buyer is not then in material breach of this Agreement and Seller has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement in a manner that would give rise to the failure of a condition set forth in Section 7.02, and such breach or failure has not been cured by Seller within ten days after Seller’s receipt of written notice of such breach or failure from Buyer;
(e)by Buyer, upon written notice to Seller, if Seller breaches Section 6.03 or Section 6.10;
(f)by Buyer, upon written notice to Seller, if Seller breaches Section 2.09, including by failing to promptly contact, diligently pursue or reasonably cooperate with Buyer in obtaining any Consent, and such breach has not been cured within ten days after Seller’s receipt of written notice thereof from Buyer; and
(g)by Buyer or Seller, upon written notice to the other Party, if any Governmental Authority of competent jurisdiction has issued a final, non-appealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither Seller nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 9.01(g) if its breach of this Agreement or failure to perform its obligations under this Agreement has been a contributing cause of, or resulted in, such Governmental Order.
Notwithstanding anything in this Section 9.01 to the contrary, no cure period provided in this Section 9.01 shall extend beyond the Outside Date.
Section 9.02Effect of Termination. In the event of the valid termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that: (a) Section 6.06, this Section 9.02, ARTICLE X, and any provision that by its nature is intended to survive termination shall survive such termination; (b) termination shall not relieve any Party from liability for any willful breach, willful misconduct, intentional misrepresentation or Fraud occurring prior to such termination; and (c) termination shall not limit Buyer’s rights and remedies arising from any breach or threatened breach by Seller or any of its Affiliates or Representatives of Section 6.03 or Section

6.10, including Buyer’s right to seek specific performance, injunctive relief and all other remedies available at law or in equity.
Section 9.03Expense Reimbursement. If Buyer terminates this Agreement pursuant to Section 9.01(e), or pursuant to Section 9.01(d) as a result of Seller’s breach of Section 6.03 or Section 6.10, then, in addition to any other remedies Buyer shall have, Seller shall pay to Buyer, within five Business Days after such termination, Buyer’s documented out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. If Seller terminates this Agreement pursuant to Section 9.01(c), then, in addition to any other remedies Seller shall have, Buyer shall pay to Seller, within five Business Days after such termination, Seller’s documented out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. Such expense reimbursement is in addition to, and not in substitution for, any other right or remedy available to Buyer or Seller at law or in equity, including the right to pursue damages, specific performance and injunctive relief under Section 10.10.
ARTICLE X
MISCELLANEOUS
Section 10.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, Seller shall bear (a) the costs of obtaining the Consents contemplated by Section 2.09, and (b) the cost of the owner’s title insurance policy (excluding any endorsements or extended coverage requested by Buyer, if requested by Buyer) contemplated by Section 7.02(g).
Section 10.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	STEP Energy Services (USA) Ltd., as agent for each Seller 70 NE Loop 410, Suite 600 San Antonio, TX 78216 Attention: Klaas Deemter E-mail: Klaas.deemter@step-es.com
with a copy (which shall not constitute notice) to:	STEP Energy Services Ltd. 1200, 205 5th Ave SW Calgary, AB Attention: Joshua Kane E-mail: jkane@step-es.com
If to Buyer:	Ranger Energy Services, Inc. 10350 Richmond Ave. Houston, TX 77042 Attention: Justin Whitley E-mail: Justin.Whitley@rangerenergy.com
with a copy (which shall not constitute notice) to:	King & Spalding LLP 1100 Louisiana, Suite 4100 Houston, TX 77002 Attention: Jonathan B. Newton E-mail: jnewton@kslaw.com
Section 10.03Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.04Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.05Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary

Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Seller may assign its rights or obligations hereunder without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion. Buyer may not assign its rights or obligations hereunder without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or to any Person that acquires all or substantially all of the Business or the Purchased Assets. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 10.07No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.08Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.09Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas.
(b)Except for disputes, controversies or claims arising under Section 2.06 (which shall be resolved in accordance with the dispute resolution provisions set forth therein), or as otherwise explicitly set forth in this Agreement or any Ancillary Document, the Parties hereby irrevocably covenant to and submit to the exclusive jurisdiction of the Eleventh Business Court Division sitting in Harris County (if such dispute may not be brought in such venue for any reason, the federal courts for the Southern District of Texas, Houston Division or, if (and only if) such court finds it lacks jurisdiction, then in any state court located in Houston, Texas, and any appellate courts thereof), for the purpose of any Action arising out of, in connection with or relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise) brought by any Party, and each Party hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each Party agrees that a final judgment in any Action described in this Section 10.09(b) after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Service of process, summons, notice or other document by mail to such Party’s address set forth in Section 10.02 shall be effective service of process for any Action brought in any such court.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.09(c).
Section 10.10Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and that the Parties shall be entitled to specific performance. Without limiting the foregoing, each Party acknowledges and agrees that the other Party would suffer irreparable harm for which monetary damages would not be an adequate remedy if a Party fails to timely perform its obligations under this Agreement. Buyer shall be entitled to specific performance, injunctive relief and any other equitable remedy to enforce Seller’s obligations under Section 2.09 or

Section 6.10, including Seller’s obligations to contact customers, landlords, vehicle lessors, equipment lessors, Intellectual Property licensors, vendors, counterparties and other Persons, to pursue each required Consent, and to cooperate with Buyer’s signing-to-closing transition activities. Seller shall be entitled to specific performance, injunctive relief and any other equitable remedy to enforce Buyer’s obligation to consummate the Closing and to deliver the Closing Cash Payment and the Equity Consideration in accordance with this Agreement. Such remedies shall be available without any requirement to post bond and without proving monetary damages are inadequate.
Section 10.11Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.12Disclosure Schedules. The Disclosure Schedules are arranged in Sections corresponding to the Sections of this Agreement. Any disclosure set forth in a Section of the Disclosure Schedules qualifies only the correspondingly numbered Section of this Agreement, except to the extent that such disclosure is expressly cross-referenced in another Section of the Disclosure Schedules. Any disclosure set forth in the Disclosure Schedules by or with respect to any Seller is deemed made by and with respect to each Seller. Where the Disclosure Schedules list any Purchased Asset, Owned Real Property, Leased Real Property, Lease, vehicle, Permit, Assigned Contract or Intellectual Property registration, the Disclosure Schedules shall identify the Seller that owns or holds such item. The inclusion of any item or matter in the Disclosure Schedules does not expand or limit the scope of any representation, warranty or covenant set forth in this Agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined in the Disclosure Schedules have the meanings given to them in this Agreement. Any document, agreement or other instrument referred to in the Disclosure Schedules is deemed disclosed only to the extent, and for the matters, expressly described in the Disclosure Schedules, and no such reference incorporates the contents of that document, agreement or instrument into the Disclosure Schedules.
Section 10.13Time of the Essence. Time is of the essence with respect to the performance of each obligation under this Agreement. Where this Agreement requires that any action be taken on or by a specified date and that date is not a Business Day, the action may be taken on or by the next succeeding Business Day. All references in this Agreement to a number of days are references to calendar days unless Business Days are expressly specified.
Section 10.14Sellers’ Agent. Each Seller irrevocably appoints STEP USA as its agent and attorney-in-fact for all purposes of this Agreement, including the giving and receipt of notices under Section 10.02, the receipt of the Purchase Price and any other payment or delivery due to Sellers hereunder (including the Equity Consideration Shares), and the giving of any consent, waiver, election, instruction or approval on behalf of Sellers, and Buyer shall be entitled to rely conclusively on any action taken or omitted to be taken by STEP USA in such capacity. Any payment or delivery made by Buyer to STEP USA discharges Buyer’s corresponding obligation to Sellers to the extent of such payment or delivery. No Seller shall have any right of contribution, subrogation, indemnity, reimbursement or set-off against Buyer or any other Buyer Indemnitee in respect of any amount paid or payable by any Seller under this Agreement.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their duly authorized officers.
STEP ENERGY SERVICES (USA) LTD.
By:/s/ Klaas Deemter
Name: Klaas Deemter
Title: Treasurer
STEP ENERGY SERVICES HOLDINGS LTD.
By: /s/ Klaas Deemter
Name: Klaas Deemter
Title: Treasurer
STEP ENERGY SERVICES (LEASING) LLC
By: /s/ Klaas Deemter
Name: Klaas Deemter
Title: Treasurer
STEP NITROGEN INDUSTRIAL SERVICES (USA) LTD.
By: /s/ Klaas Deemter
Name: Klaas Deemter
Title: Treasurer

Signature Page to Asset Purchase Agreement

RANGER ENERGY SERVICES, INC.
By:/s/ Stuart Bodden
Name: Stuart Bodden
Title: President and Chief Executive Officer
Signature Page to Asset Purchase Agreement